                                 EXHIBIT 28.1
            The Definitive Proxy Statement of the Company for the
Annual Meeting of Shareholders to be held April 23, 1997 and Appendix A thereto

                             HAVERFIELD CORPORATION
                                 Terminal Tower
                          50 Public Square, Suite 444
                           Cleveland, Ohio 44113-2203






March 17, 1997





Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Haverfield Corporation, which will be held in the English Oak Room, Tower City on the Avenue, 230 Huron Road, N.W., Cleveland, Ohio, on April 23, 1997 at 9:00 a.m. local time.

As described in the accompanying Notice and Proxy Statement, you are being asked to elect three directors for three-year terms expiring in 2000, and to ratify the appointment of Deloitte & Touche LLP as independent auditors for 1997. Your Board unanimously recommends that you vote "FOR" these proposals.

As part of our continuing effort to improve the quality and effectiveness of our financial communications, we again have included Haverfield Corporation's Management's Discussion and Analysis and audited financial statements for 1996 as Appendix A to the Proxy Statement which is being mailed to all shareholders of record as of February 28, 1997.

We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend.

We are pleased, as always, with the continued support and interest that shareholders have displayed in the affairs of Haverfield Corporation.

Sincerely,



/s/ William A. Valerian
-----------------------
William A Valerian
Chairman of the Board, President and Chief Executive Officer

                             HAVERFIELD CORPORATION
                                 Terminal Tower
                          50 Public Square, Suite 444
                           Cleveland, Ohio 44113-2203
                                 (216) 348-2800

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 23,1997

Notice is hereby given that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Haverfield Corporation ("Haverfield" or the "Company") will be held in the English Oak Room, Tower City on the Avenue, 230 Huron Road, N.W., Cleveland, Ohio, on April 23, 1997 at 9:00 a.m. local time for the purpose of considering and acting upon:

1. The election of three directors to serve for a term of three years expiring in 2000.

2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

3. The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Pursuant to the Company's Code of Regulations, the Board of Directors has fixed the close of business on February 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Haverfield Common Stock as of the close of business on that date have the right to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ Nancy M. Czupik
                                            -------------------
                                          Nancy M. Czupik
Cleveland, Ohio                           Corporate Counsel and Secretary
March 17, 1997


                        --------------------------------




IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ARE PRESENT AT THE ANNUAL MEETING.

                               TABLE OF CONTENTS

                                                                        PAGE
--------------------------------------------------------------------------------

Solicitation, Voting and Revocability of Proxies                         1

Beneficial Ownership                                                     2

Section 16(a) Disclosure                                                 3

The Board of Directors and its Committees                                3

Remuneration and Other Information                                       7

Ratification of Independent Auditors                                    15

1998 Shareholders' Proposals                                            15

Appendix A - Financial Information                                     A-1

                             HAVERFIELD CORPORATION
                                 Terminal Tower
                          50 Public Square, Suite 444
                           Cleveland, Ohio 44113-2203
                                 (216)348-2800

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 23,1997

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This proxy statement (the "Proxy Statement") is furnished, commencing on March 17,1997, to shareholders, together with the enclosed proxy, in connection with the solicitation on behalf of the Board of Directors (the "Board") of Haverfield Corporation ("Haverfield" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") on April 23, 1997 and at all adjournments thereof. Only holders of Haverfield's common stock, par value $.01 per share ("Haverfield Common Stock"), of record at the close of business on February 28, 1997 will be entitled to notice of and to vote at the Annual Meeting. On that date, there were 1,906,349 shares of Haverfield Common Stock outstanding. The Company has no other class of equity securities outstanding. Each share of Haverfield Common Stock is entitled to one vote on each matter to be considered.

The Annual Meeting has been called for the following purposes: (1) to elect three directors to serve for a three-year term expiring in 2000; (2) to ratify the appointment by the Board of the firm of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The enclosed proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR the proposals set forth in the proxy and described herein. The Board knows of no other matters which will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting or any adjournments thereof; the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice thereof with the Secretary of the Company, Nancy M. Czupik, Haverfield Corporation, Terminal Tower, 50 Public Square, Suite 444, Cleveland, Ohio 44113-2203; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. However, your mere presence at the Annual Meeting will not operate to revoke your proxy. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments thereof and will not be used for any other meeting.

The cost of solicitation of proxies will be borne by Haverfield. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Haverfield Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies personally or by telephone without additional compensation.

                              BENEFICIAL OWNERSHIP


Persons and groups owning in excess of 5% of Haverfield Common Stock are required to file certain reports regarding such ownership with Haverfield and the Securities and Exchange Commission (the "SEC"). The Company's directors and executive officers are also required to file certain reports regarding their ownership of Haverfield Common Stock with the SEC and the National Association of Securities Dealers, Inc. Copies of those reports must also be furnished to the Company. A person is considered the beneficial owner of Haverfield Common Stock with respect to which such person has or shares voting or investment power or has the right to acquire ownership at any time within 60 days, including, without limitation, through the exercise of a stock option, warrant or right, or the conversion of a security.

                                         NUMBER OF SHARES BENEFICIALLY           PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER    OWNED AS OF FEBRUARY 28, 1997 (1)       COMMON STOCK
------------------------------------    ---------------------------------       ------------

           PERSONS AND GROUPS OWNING IN EXCESS OF 5% OF HAVERFIELD COMMON STOCK

Richard M. Osborne, Trust                        190,219                            9.98%
Turkey Vulture Fund XIII, Ltd.
7001 Center Street
Mentor, Ohio 44060

Haverfield Corporation                          138, 714(2)                         7.28%
Employee Stock Ownership Plan
Harry F. Brockman, Trustee
Terminal Tower
50 Public Square, Suite 444
Cleveland, Ohio 44113-2203

William A. and Diane C. Valerian                 140,726(3)                         7.22%
18 Lyman Circle
Shaker Heights, Ohio 44122

Peter E. and Patricia J. Shimrak                 100,716(4)                         5.28%
17897 Captain's Cove
Lakewood, Ohio 44107

Directors and executive officers as              425,891(5)                        21.41%
a group (13 individuals)

            EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION TABLE

William A. Valerian                              140,726(3)                         7.22%

Richard C. Ebner                                  49,209(6)                         2.54%

Ennio F. Izzo                                      3,880(7)                           *

-----------------------

*Percentage of shares beneficially owned is less than one percent.


1. Information with respect to beneficial ownership is based on filings made pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With respect to shares beneficially held by the Haverfield Corporation Employee Stock Ownership Plan ("ESOP"), including shares beneficially held by the ESOP for participants therein, the information provided is as of December 31, 1996.

2. Although the ESOP may be deemed to share dispositive power over the shares of Haverfield Common Stock which it holds, the trustee disclaims beneficial ownership of such shares. The ESOP provides that the shares of Haverfield Common Stock held thereby are voted by the trustee at the direction of either the participants or the Committee, depending on whether or not the shares have been allocated to participant accounts. See "Remuneration and Other Information - Haverfield Corporation Employee Stock Ownership Plan."

3. Includes 85,547 shares held jointly by Mr. Valerian and his wife, Diane, and 185 shares held by Mr. Valerian as custodian for his son, Peter. Also includes 42,915 shares issuable upon the exercise of stock options and 12,079 shares beneficially held under the Company's ESOP. Mr. and Mrs. Valerian disclaim beneficial ownership of any shares held by their two eldest sons (both of whom are over 21 years of age; one of which resides separately from his parents).

4. Includes 85,067 shares held jointly by Mr. Shimrak and his wife, Patricia, and 15,649 shares beneficially held under the Company's ESOP. Mr. and Mrs. Shimrak disclaim beneficial ownership of any shares held by their children (all of whom are over 21 years of age and reside separately from their parents).

5. Includes 82,845 shares issuable upon the exercise of stock options and 51,020 shares beneficially held under the Company's ESOP.

6. Includes 28,504 shares issuable upon the exercise of stock options and 6,689 shares beneficially held under the Company's ESOP.

7. Includes 3,718 shares issuable upon the exercise of stock options and 162 shares beneficially held under the Company's ESOP.

                            SECTION 16(A) DISCLOSURE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of Haverfield's Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1996 all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with; except that Ms. Culbertson had three late filings involving the Company's dividend reinvestment plan, which was rectified through a filing made in March, 1997.


                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board and its committees are comprised of the same seven individuals who serve on the Board of Directors and its committees of the Company's wholly-owned subsidiary, Home Bank, F.S.B. (the "Bank"). The Board, which is responsible for the overall affairs of the Company, conducts its business through regular and special meetings and through activities of its committees. During the year ended December 31, 1996, the Board held a total of thirteen meetings. No director attended fewer than 75% of the meetings held by the Board and the committees of the Board on which he served.

The Executive Committee is authorized to exercise all the authority of the Board unless otherwise provided in Haverfield's Code of Regulations. It acts upon matters requiring Board action during the intervals between Board meetings. The Executive Committee consists of Messrs. Valerian (Chairman), Gaul, Magnotto, Mooney, Pomeroy and Shimrak. The Executive Committee of the Company did not meet during 1996.

The Audit Committee recommends the appointment of the independent public accountants, reviews and approves the audit plan and fee estimate of the independent public accountants, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies, internal controls and financial and accounting management, assesses the impact of significant regulatory changes and accounting developments, reviews and approves the annual financial statements, reviews potential conflict-of-interest situations where appropriate, and supervises and directs any special projects or investigations considered necessary. In addition, the Audit Committee has the responsibility of overseeing that an appropriate review of all related party transactions is conducted on an ongoing basis. The members of the Audit Committee are Messrs. Magnotto (Chairman), Gaul, Mooney and Shimrak. The Audit Committee of the Company met four times during 1996.

The Compensation Committee, composed entirely of independent directors, is responsible for the review of and the recommendation to the Board concerning executive compensation, bonuses and incentives. The Compensation Committee also functions as administrator of the Company's stock option plans. These matters are also part of the business of the Bank and, accordingly, are addressed by the Compensation Committees of the Boards of both the Company, which met twice during 1996, and the Bank, which met four times during 1996. The membership of these two committees is identical, consisting of Messrs. Pomeroy (Chairman), Gaul, Mooney and Magnotto.

The whole Board performs the functions of a nominating committee. Although the Board will consider nominees recommended by shareholders, it has not actively solicited recommendations from shareholders of the Company for nominees. Haverfield's Code of Regulations provides, however, that shareholders may make nominations for election to the Board by submitting such nominations in writing to the Secretary of the Company not less than forty-five days nor more than ninety days prior to the date of the Annual Meeting, unless less than sixty days' prior notice of the meeting date is given to shareholders or prior public disclosure of the date of the meeting is made, in which case such nominations to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Company's Code of Regulations also provides that any shareholder recommendation for a director-nominee must contain background information concerning the recommended nominee, including name, age, business and home address, relationships with the shareholder making the recommendation, educational background, description of the nominee's principal occupation and business experience for the last five years, directorships or trusteeships in public companies, the reasons the person is being recommended, a statement that such person would be able to serve as a director, the number of shares of The Company Common Stock which are beneficially owned by the nominee, and any other information relating to the nominee that is required to be disclosed pursuant to the Exchange Act. Any such shareholder recommendation must also include the name and address, as they appear on the Company's books, of such shareholder and the number of shares of Haverfield Common Stock which are beneficially owned by such shareholder. The Company is not required to include such nominations in its proxy statement; however, if such a nomination is made, ballots will be provided for use by shareholders at the Annual Meeting bearing the name of such nominee or nominees.


                             ELECTION OF DIRECTORS
                                  (Proposal 1)

The Board is divided into two classes, each with a separate term of office of three years. Under Ohio law, each class of directors must contain at least three members. The authorized number of directors has been fixed at seven. Therefore, Haverfield has only two classes of directors whose terms, as of the 1997 Annual meeting, expire in 1997 and 1998. Because directors are elected for three-year terms, once in every three years no directors will be elected by shareholders, at least as long as the Board remains at its current size. The proxies will be voted for the election as directors of the nominees for terms expiring in 2000 as listed below. All nominees for election as director are members of the Board. Each of the nominees elected will hold office until expiration of his term of office or until election of his successor. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable to serve.

The following table lists, as of February 28, 1997, as to each director of the Company, the principal occupation or employment, age, the year in which each first became a director and the number and percentage of shares of Haverfield Common Stock beneficially owned. With respect to shares beneficially held under the Company's ESOP, the information is as of December 31, 1996. Except as otherwise indicated, each continuing director has had the same principal occupation or employment during the past five years.

                                                                          NUMBER AND PERCENTAGE OF
                 PRINCIPAL OCCUPATION DURING                 DIRECTOR     SHARES BENEFICIALLY OWNED
NAME AND AGE          PAST FIVE YEARS                          SINCE       AS OF FEBRUARY 28, 1997
------------      --------------------------                   -----       -----------------------

                 NOMINEES FOR THREE-YEAR TERM EXPIRING IN 2000

Michael T. Gaul       President of four privately held manu-       1994         2,310        *
(Age 50)              facturing companies - Ohio Cutter
                      Grinding Co., Inc.; C&W Grinding Co.,
                      Inc.; Trident Tube, Inc.; and Kelly
                      Creswell Co.

David A. Nolan        President of the Greater Cleveland           1996         1,000        *
(Age 42)              Convention and Visitors Bureau
                      since 1994; previously President and
                      CEO for the Greater Milwaukee
                      Convention and Visitors Bureau

William A. Valerian   Chairman of the Board, President             1989       140,726(1)     7.22%
(Age 53)              and Chief Executive Officer of the
                      Company since 1996; previously
                      President and Chief Executive
                      Officer of the Company
                      and the Bank.

                CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 1998

Mark R. Magnotto      Area Vice President, Insurance               1989        60,356(2)      3.21%
(Age 56)              Company of North America.

Robert M. Mooney      Private Investor, PMG Partners.              1995         6,800          *
(Age 50)

Jacques C. Pomeroy    President, The Pomeroy Agency, Inc.          1989        11,000          *
(Age 61)

Peter E. Shimrak      Chairman of the Board of the Bank.           1989       100,716(3)      5.28%
(Age 64)

-----------------------

*Percentage of shares beneficially owned is less than one percent.

1. Includes 85,547 shares held jointly by Mr. Valerian and his wife, Diane, and 185 shares held by Mr. Valerian as custodian for his son, Peter. Also includes 42,915 shares issuable upon the exercise of stock options and 12,079 shares beneficially held under the Company's ESOP. Mr. and Mrs. Valerian disclaim beneficial ownership of any shares held by their two eldest sons (both of whom are over 21 years of age; one of which resides separately from his parents).

2. Includes 60,062 shares held jointly by Mr. Magnotto and his wife, Pam, and 294 shares held solely in the name of Pam Magnotto. Mr. and Mrs. Magnotto disclaim beneficial ownership of any shares held by their children (all of whom are over 21 years of age and reside separately from their parents).

3. Includes 85,067 shares held jointly by Mr. Shimrak and his wife, Patricia, and 15,649 shares beneficially held under the Company's ESOP. Mr. and Mrs. Shimrak disclaim beneficial ownership of any shares held by their children (all of whom are over 21 years of age and reside separately from their parents).


BOARD OF DIRECTORS COMPENSATION
--------------------------------------------------------------------------------
Because the business of the Company currently consists primarily of the business of the Bank, it is currently the policy of the Company that no separate fees are paid to the directors of the Company, all of whom are also directors of the Bank and receive fees as such. Mr. Shimrak received $1,250 per month for performance of his duties as Chairman of the Board of the Bank, received no separate fees for Board meetings, but was paid $250 for each Committee meeting attended. During 1996, each member of the Board (other than directors who are executive officers of the Company, which directors receive no director fees) received from the Bank a stipend of $500 per month, provided at least 80% of the last 12 Board of Directors' meetings, including the most recent regular monthly meeting, were attended. In addition, Directors are paid $400 for each meeting of the Board of Directors attended, and are paid $250 for each Committee meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
--------------------------------------------------------------------------------
Messrs. Pomeroy, Gaul and Magnotto have obtained loans from the Company. Management believes that these loans were made in the ordinary course of business on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with unaffiliated borrowers of comparable credit and did not involve more than the normal risk of collectibility or present other unfavorable features.

DIRECTORS' STOCK OPTION PLAN
--------------------------------------------------------------------------------
The Board of Directors of the Bank adopted and the Bank's shareholders approved at their 1989 annual meeting the Directors' Stock Option Plan (the "Directors' Plan") to assist the Bank and its subsidiaries in attracting and retaining directors of exceptional ability. When the Company became the parent thrift holding company of the Bank on August 23, 1989, the Company succeeded to the Bank's obligations under the Directors' Plan. A Committee of not less than two Directors of the Company, none of whom are eligible to receive benefits under the Directors' Plan, administers the Directors' Plan.

Each non-employee director or member of any advisory board of the Company or any subsidiary is eligible to receive options under the Directors' Plan. An aggregate of 108,900 shares of authorized but unissued Haverfield Common Stock has been reserved for issuance under the Directors' Plan pursuant to the exercise of stock options. No options have been granted under the Directors' Plan. The number of shares is subject to adjustment in the event of a stock split, stock dividend, merger, consolidation or certain other corporate transactions or changes in capitalization.

All options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share of Haverfield Common Stock on the date the option is granted. Each option will become exercisable in three equal annual installments commencing one year after the date it is granted. Any option granted under the Directors' Plan if not exercised will expire ten years after the date of grant. All options will be nontransferable other than by will or the laws of descent and distribution, and during the non-employee director's lifetime may be exercised by such director. The purchase price for shares of Haverfield Common Stock acquired pursuant to the exercise of an option shall be paid in cash or by check. Options will generally terminate (i) one year after a non-employee director's directorship terminates due to death or disability, (ii) three months after the non-employee director's directorship terminates if such termination is for other than death, disability or cause (as defined in the Directors' Plan), (iii) upon the termination of the director's directorship for any other reason, except that a director who becomes a director emeritus immediately following the expiration of his term will not be considered to have terminated his directorship, or (iv) ten years after date of grant.

Upon a Change in Control (as defined in the Directors' Plan), all outstanding options under the Directors' Plan will, for a period of 60 days following the Change in Control, become immediately and fully exercisable and the non-employee director may, during the 60-day period following the Change in Control, surrender any option (or portion thereof) which was granted more than six months prior to such surrender for a cash payment in respect of each share covered by the option or portion thereof surrendered equal to the excess over the option price of the greater of the highest price at which the Haverfield Common Stock traded during the 60-day period preceding the date of the Change in Control or the highest price per share paid in connection with the transaction constituting or resulting from the Change in Control.


                       REMUNERATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT
--------------------------------------------------------------------------------
The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer. All decisions by the Compensation Committee relating to the compensation of the Chief Executive Officer are reviewed by the full Board. The Compensation Committee has access to national compensation surveys and regional compensation information on executives in companies both larger and smaller than the Company. All of these independent sources are used by the Compensation Committee in reviewing compensation.

The objectives of the Company's executive compensation program are to:
-    Support the achievement of desired Company performance.
- Provide compensation that will attract and retain superior talent and reward reward performance.
- Align the executive officers' interests with the success of the Company by making a portion of their compensation dependent upon corporate performance.

The executive compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and ESOP plans generally available to all employees of the Company. It provides an overall level of compensation opportunity that is competitive within the banking industry, as well as with a broader group of companies of comparable size and complexity. The Company has no defined benefit pension plan. The Compensation Committee believes that a significant portion of the total compensation program should be subject to specific annual performance criteria. Consequently, the incentive bonus portion of the compensation package payable to the Company's executive officers is a significant portion of their compensation package.

Executive officers are paid a base salary which generally ranks them below executives in similar positions for corporations of similar size in the banking industry. In determining salaries, the Compensation Committee also takes into account individual experience and performance and specific issues particular to the Company. The Executive Incentive Compensation Plan provides these individuals direct financial incentive to increase their compensation to much more competitive levels with others with similar responsibility in other public companies, but only if favorable financial results are achieved. Individual performance may also be taken into account in determining incentive awards, but no incentive compensation is paid unless a predetermined threshold for return on average assets has been reached. Threshold, target and maximum goals for Company performance are set at the beginning of each fiscal year. In determining incentive awards for 1996, the Compensation Committee excluded the one-time nonrecurring Savings Association Insurance Fund ("SAIF") assessment which affected all savings institutions. The Company's assessment totaled $2.0 million. The

Compensation Committee surveyed other financial institutions who also excluded the one-time assessment from their calculations.

The stock option plan is the Company's long-term incentive plan for the benefit of executive officers and full-time employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership in Haverfield Common Stock. Stock options are granted at an option price equal to the fair market value of Haverfield Common Stock on the date of grant. Awards are made at a level calculated to be competitive within the banking industry as well as a broader group of companies of comparable size and complexity.

Mr. Valerian has been President and Chief Executive Officer since 1990. He was elected Chairman of the Board of the Company in 1996. In January 1996, Mr. Valerian received a base salary increase of 4.0% and an automobile allowance of $600 per month. Mr. Valerian's incentive award for fiscal 1996 determined in accordance with the Executive Incentive Compensation Plan was $93,450. This figure is based on a detailed formula including return on assets, return on equity, net interest margin to earning assets, the Company's efficiency ratio, earnings per share, and the Company's capital position. The above criteria, as well as other indicators of Haverfield's performance, are used in determining the incentive awards for other executive officers.

The Compensation Committee believes Mr. Valerian and the executive officers have managed the Company well in a challenging business climate. The stock options granted to these individuals during 1996 are consistent with the design of the overall program and are shown in the Summary Compensation Table.

                             Compensation Committee
                             ----------------------

                               JACQUES C. POMEROY
                                MICHAEL T. GAUL
                                MARK R. MAGNOTTO
                                ROBERT M. MOONEY

PERFORMANCE GRAPH
--------------------------------------------------------------------------------
Set forth below is a line graph comparing the cumulative total shareholder return on Haverfield's Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Market Index and the SIC Code 6035 - Savings Institutions, Federally Chartered Index over the same period (assuming investment of $100 in Haverfield's Common Stock and each Index on January 1, 1992, and reinvestment of all dividends).


                                    [GRAPH]

            Haverfield           Savings Institutions          NASDAQ
            Corporation          Federally Chartered           Market
            -----------          --------------------          ------
1991       $100.00                     $100.00                 $100.00
1992        144.86                      132.44                  100.98
1993        204.11                      161.07                  121.13
1994        184.09                      152.57                  127.17
1995        195.96                      239.38                  164.96
1996        286.59                      306.10                  204.98

Source: Media General Financial Services

There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make nor endorse any predictions as to future stock performance.

REMUNERATION OF EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
Because the business of the Company currently consists primarily of the business of the Bank, it is currently the policy of the Company that no separate cash compensation is paid to the executive officers of the Company, all of whom are executive officers of the Bank and receive compensation as such. The following table sets forth all compensation paid or awarded by the Bank for the three years ended December 31, 1996 to the Chief Executive Officer and all other executive officers whose aggregate remuneration exceeded $100,000:

                           SUMMARY COMPENSATION TABLE
                                                                               LONG-TERM COMPENSATION
                                                                             ---------------------------
                                           ANNUAL COMPENSATION                 AWARDS          PAYOUTS
                                           -------------------               -------------     -------
                                                          OTHER                     NUMBER                 ALL
                                                          ANNUAL       RESTRICTED    OF                    OTHER
                                                          COMPEN-        STOCK     OPTIONS      LTIP     COMPEN-
NAME OF INDIVIDUALS     YEAR     SALARY      BONUS(1)     SATION(2)      AWARDS    AWARDED(3)   PAYOUTS  SATION(4)
-------------------     ----     ------      --------     ---------      ------    ----------   -------  ---------

William A. Valerian     1996    $182,298      $93,450         -           -        10,000          -      $13,065
President and Chief     1995    $168,369      $69,375         -           -        10,000          -      $12,617
Executive Officer       1994    $161,899            -         -           -         2,675          -      $15,747
(Age 53)

Richard C. Ebner        1996    $101,250      $47,750         -           -         5,000          -      $ 5,446
Executive Vice          1995    $ 97,354      $40,075         -           -         5,000          -      $ 5,164
President, Chief        1994    $ 93,615            -         -           -         1,784          -      $18,130
Operating Officer,
Chief Financial
Officer and Treasurer
(Age 46)

Ennio F. Izzo (5)       1996    $ 82,683      $21,750         -           -         3,718          -      $   194
Vice President,         1995    $ 60,150      $10,000         -           -           -            -            -
Lending                 1994           -            -         -           -           -            -            -
(Age 57)

-----------------

(1) The amounts indicated were awarded under the Executive Incentive Compensation Plan.

(2) Certain executive officers receive other annual compensation in the form of perquisites, the amount of which does not exceed established reporting thresholds and which therefore are not included herein.

(3) The number of options indicated were awarded under the Company's stock option plan.

(4) Includes split dollar life insurance premium and Company ESOP contributions. Also includes country club initiation dues for Mr. Ebner in 1994.

(5)   Mr. Izzo was hired on April 3, 1995.

EXECUTIVE INCENTIVE COMPENSATION PLAN
--------------------------------------------------------------------------------
In November 1983, the Board of Directors of the Bank adopted a Management Incentive Compensation Plan (the "Plan"), which was amended in April 1986, based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The Plan rewards executives for long-term strategic management and the enhancement of shareholder value through delivering appropriate ownership in the Company, integrates compensation programs with the Company's annual strategic planning and measurement processes, supports a performance-oriented environment that rewards performance with respect to Company goals, and attracts and retains key executives critical to the long-term success of the Company. Eligibility for participation in the Plan is limited to those senior level executives and others recommended by the Chief Executive Officer who are responsible for directing functions which have a significant bearing on the growth and profitability of the Company and its subsidiaries. The incentive rewards are based on the Company's annual return on assets, as well as other indicators of the Company's performance. For 1996, Haverfield's financial performance indicators excluded the one-time SAIF assessment in determining the incentive awards. The Compensation Committee determines the aggregate amount of such cash distributions as well as the specific cash distribution to the Chief Executive Officer. The Chief Executive Officer allocates the remainder of the approved cash distributions to participants. The Compensation Committee is not required to award the entire incentive compensation fund and any unawarded portion will not be carried forward to future years. The Plan can be amended or terminated by the Board at any time.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS
--------------------------------------------------------------------------------
Employment Agreement. In August, 1996, the Company and the Bank entered into an employment agreement with William A. Valerian pursuant to which he serves as president and chief executive officer of the Bank and, if he continues to be elected, as an officer and director of the Company. The initial term of the agreement is three years, but the term of the agreement may be extended upon the first and each subsequent anniversary of the agreement for an additional year by the Board of Directors of the Bank. Mr. Valerian's minimum base salary under the agreement is $175,000. The agreement provides, among other things, for participation in stock options, Executive Incentive Compensation Plan, group life insurance, medical coverage, education and other retirement or employee benefits applicable to executive personnel.

The agreement provides for termination upon the occurrence of certain events that constitute cause and in certain events specified by federal regulations. The agreement is also terminable by the Bank without cause whereupon Mr. Valerian would be entitled to the full amount of salary remaining under the term of the agreement. The agreement provides for payments to Mr. Valerian upon the occurrence of certain events constituting a change in control of the Company or of the Bank if employment is terminated involuntarily in connection with such change of control other than for cause. Such termination payments are also provided on a similar basis in connection with a voluntary termination of employment following a change in control. The amount of these payments equals
2.99 times the average annual compensation which was includable in Mr. Valerian's gross income for federal income tax purposes with respect to the five most recent tax years ending prior to the change in control.

CHANGE IN CONTROL AGREEMENTS. In August, 1996, the Company and the Bank entered into severance agreements with Messrs. Ebner and Izzo (the "Severance Agreements") which provide for payments only in the event of termination of employment during the term of the Severance Agreements following a change of control. The Severance Agreements also provide for benefits if the officer resigns during the term of the Severance Agreements following a change of control for good reason, including reduction in compensation, benefits or responsibilities, or relocation by more than 30 miles of the primary worksite of the officer. Benefits under the Severance Agreements are equal to the officer's salary and bonus in effect for the immediate fiscal year of the Bank preceding the change of control. The Severance Agreements provide for no benefits in the event the officer is terminated for cause, in certain events specified under federal regulations, or if the officer is terminated without cause, dies, or becomes permanently disabled prior to a change of control. The initial term of the Severance Agreements is for a one-year period, which may be extended upon each subsequent anniversary of the Severance Agreements for an additional year by the Board of Directors of the Bank.

HAVERFIELD CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
--------------------------------------------------------------------------------
The Company's ESOP, which incorporates both discretionary employer contributions and a 401(k) employee salary reduction feature, was approved by the shareholders of the Company at the 1991 Annual Meeting. The Company's matching contribution equals fifty percent (50%) of the employee's deferred compensation. The ESOP covers employees who have attained age 21 and have completed one year of service with the Company, the Bank or Home Financial, Inc. The assets of the ESOP are invested primarily in shares of Haverfield

Common Stock. A Registration Statement with respect to 363,000 shares of Haverfield Common Stock was filed with the SEC in connection with Haverfield Common Stock held by the ESOP which may be issued to participants.

Haverfield or its subsidiaries may, in any plan year, make discretionary contributions in either shares of Haverfield Common Stock or cash. During the year ended December 31, 1996, Haverfield and its subsidiaries made cash contributions, including the Company's matching contribution, in the amount of $31,073 to the ESOP. From time to time, the ESOP may purchase additional shares of Haverfield Common Stock for the benefit of plan participants through purchases of outstanding shares in the market or upon the sale of treasury shares by the Company. Such purchases, if made, may be funded through borrowings by the ESOP or further contributions from the Company or its subsidiaries. The timing and amount of future purchases, contributions and borrowings will be affected by various factors, including the requirements of the Office of Thrift Supervision and other regulations as to ESOP purchases, requirements of the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended (the "Code"), market conditions and the earnings and financial condition of the Company. During 1996, a total of 8,913 shares of Haverfield Common Stock were purchased by the ESOP.

Discretionary contributions to the ESOP and shares of Haverfield's Common Stock are allocated among the participants in proportion to their compensation. All participants must be employed on the last day of the plan year to be entitled to share in an allocation with respect to such plan year. Forfeitures are reallocated among remaining participants in the same manner as contributions. A participant who has attained the age of 55 and completed ten years of participation in the ESOP may direct that a percentage of the value of his or her account balance be distributed in cash. The contributions to be made by the Company and its subsidiaries to the ESOP are not fixed, so benefits payable under the ESOP cannot be accurately estimated. Participants in the ESOP are always 100% vested in that part of their account attributable to the compensation they have deferred through the 401(k) feature of the ESOP. Participants are not vested in the employer contribution portion of their accounts until after five years of service, at which time they are 100% vested. Participants also become fully vested at age 65 or upon their death or disability. Vested benefits are payable upon the participant's death or other termination of employment and are generally to be paid in shares of Haverfield Common Stock.

A Committee appointed by the Board of the Company administers the ESOP, and Mr. Harry F. Brockman acts as trustee. As trustee of the Company's ESOP, Mr. Brockman receives an annual fee of $1 per $1,000 of Plan assets subject to a minimum of $1,800 per year. Under the ESOP, participants may direct the voting of all shares of Haverfield Common Stock allocated to their accounts. Unallocated shares are voted according to the instructions of the Committee. In addition, the ESOP provides that the trustee will respond to a tender or exchange offer with regard to allocated shares of Haverfield Common Stock in accordance with the instructions of the participants to whom such shares have been allocated and shall respond with regard to unallocated shares in the same proportion as the trustee responds with regard to allocated shares for which instructions were received. As of December 31, 1996, a total of 117 officers and employees were participants in the ESOP.

The Board may amend or revise the ESOP, except that no such amendment shall be effective if it: authorizes or permits any part of the assets held in the ESOP (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to any purpose other than for the exclusive benefit of the participants or their beneficiaries or estates; causes any reduction in the amount credited to the account of any participant; or causes or permits any portion of the assets of the ESOP to revert to or become property of the Company.

MANAGEMENT STOCK OPTION PLAN
--------------------------------------------------------------------------------
As a performance incentive and to encourage ownership of Haverfield Common Stock, the Board adopted a stock option plan for the benefit of executive officers and other employees of the Company and its subsidiaries whether or not directors of Haverfield or its subsidiaries. Directors who are not executive officers are not eligible to participate in the Company's stock option plan. The Board, the Compensation Committee and management believe that significant stock ownership is a major incentive in building shareholders' wealth and aligning the interests of employees and shareholders. To encourage growth in shareholder value and focus attention on managing the Company as an owner with an equity position in the business, senior executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its on-going success. The 1985 Option Plan, which was approved by the shareholders at their 1985 annual meeting, terminated on July 23, 1995; however, 46,127 stock options remain outstanding. No options have been repriced or otherwise adjusted or amended in the past 10-year period.

The 1995 Stock Option Plan was approved by the shareholders at their 1995 annual meeting. The maximum number of shares reserved for purchase pursuant to the exercise of options granted under the 1995 Stock Option Plan is 164,000 shares, subject to modification or adjustment to reflect changes in Haverfield's capitalization as, for example, in the case of a merger, reorganization or stock split. Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy an exercise of an option under the Company's stock option plan, resulting in an increase in the number of shares outstanding, which will have a dilutive effect on the holdings of existing shareholders.

The Company's stock option plan is administered by the Compensation Committee of the Board, all of whom are non-employee members of the Board, and all of whom are "disinterested directors", as such term is defined under Rule 16b-3 of the Exchange Act. The Compensation Committee is given absolute discretion under the Company's stock option plan to select the persons to whom rights will be granted and to determine the number of rights to be granted to each. Grants of options under the Company's stock option plan are designed to be either incentive stock options under Section 422A of the Code, or non-statutory stock options.

Under the 1995 Stock Option Plan, non-statutory stock options may be granted at a purchase price which shall not be less than 65% of the fair market value of Haverfield Common Stock on the date of grant. Incentive stock options may be granted at a purchase price which shall not be less than 100% of the fair market price on the date of grant, provided that grantee does not possess more than 10% of the total combined voting power of the Company (as determined pursuant to Section 424(d) of the Code). If the grantee does possess more than 10% of the total combined voting power of all classes of Haverfield Common Stock, the purchase price per share of Haverfield Common Stock deliverable upon the exercise of each incentive stock option shall not be less than 110% of the fair market value of Haverfield Common Stock on the date of grant.

The terms of both non-statutory stock options and incentives stock options shall be determined by the Compensation Committee; however, no grant will be exercisable, in whole or in part, more than 10 years from the date of grant. If at the time an incentive stock option is granted to an employee who is deemed to beneficially own more than 10% of the total combined voting power of the Company as defined under Section 424(d) of the Code, then the term of such grant shall not exceed 5 years from the date of grant. However, in the event of a change in control of the Company, all non-statutory and incentive stock options shall become immediately exercisable. Unless otherwise determined by the Compensation Committee at the time of grant, termination of a participant's employment for any reason other than disability, change of control, or death, will result in both non-statutory and incentive stock to expire upon termination. Unless otherwise determined by the Compensation Committee at the time of grant, in the event of death or disability of any participant, all non-statutory options held by the participant, whether or not exercisable at the time, shall be exercisable by the participant or his legal representative or beneficiary for one year or such longer period as determined by the Compensation Committee following the date of such event, provided that in no event shall the period extend beyond the expiration of the non-statutory stock option term. In the event of a participant's death or disability, all incentive stock options held by the participant, whether or not exercisable at such time, shall be exercisable by the participant or the participant's legal representative or beneficiary for one year following the date of the participant's death or cessation of employment due to disability. Upon termination of the participant's employment due to a change in control, all incentive stock options held by such participant, whether or not exercisable at such time, shall be exercisable for a period of one year following the date of such participant's cessation of employment but in no event, shall the exercisable period extend beyond the expiration of the incentive stock option term.

The following table presents individual grants of options that were made under the 1995 Stock Option Plan during 1996 to each of the named executives in the Summary Compensation Table. This table is intended to allow shareholders to ascertain the relationship between the number and size of option grants made during 1996, the exercise price and the market price on the date of grant, and the expiration date of the grants.


                             OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                                                                         POTENTIAL
                                                                                         REALIZABLE
                                             INDIVIDUAL GRANTS                            VALUE AT
                        --------------------------------------------------------           ASSUMED
                                                 OF TOTAL                               ANNUAL RATES
                                                  OPTIONS                               OF STOCK PRICE
                                     NUMBER      GRANTED TO EXERCISE                     APPRECIATION
                          DATE        OF         EMPLOYEES  OR BASE                    FOR OPTION TERM
                           OF      OPTIONS           IN      PRICE    EXPIRATION       -----------------
NAME                     GRANT     GRANTED(2)   FISCAL YEAR PER SHARE    DATE          5%            10%
----                     -----     ----------   ---------------------    ----          --            ---

William A. Valerian     12/18/96     10,000        48.27%    $19.25    12/18/06     $120,276     $304,803
Richard C. Ebner        12/18/96      5,000        24.13%    $19.25    12/18/06     $ 60,138     $152,402
Ennio F. Izzo           05/22/96      1,718         8.29%    $18.00    05/22/06     $ 19,448     $ 49,285
Ennio F. Izzo           12/18/96      2,000         9.65%    $19.25    12/18/06     $ 24,055     $ 60,961

--------------------

1. The 1995 Stock Option Plan is administered by the Compensation Committee of the Board which has the authority to determine the individuals to whom and the terms at which option grants shall be made, certain terms of the options, and the number of shares to be subject to each option. The exercise or base price per share is the fair market value of Haverfield Common Stock on the date of the grant, and the term of the option is 10 years.

2.   All grants in 1996 were incentive stock options.


The following tabulation shows, as to all persons named in the Summary Compensation Table, the following information with respect to the exercise of stock options during 1996 by each of the named executive officers and the fiscal year-end value of unexercised options.


   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                        NUMBER OF
                         SHARES                         NUMBER OF          VALUE OF UNEXERCISED
                        ACQUIRED        VALUE     UNEXERCISED OPTIONS AT  IN-THE-MONEY OPTIONS AT
NAME                 ON EXERCISE(1)   REALIZED(2)  DECEMBER 31, 1996(3)    DECEMBER 31, 1996(4)
----                 --------------   -----------  --------------------    --------------------

William A. Valerian      12,947       $105,368           42,915                   $267,574
Richard C. Ebner          4,840       $ 39,390           28,504                   $208,721
Ennio F. Izzo                 -              -            3,718                    $ 1,933

----------------------

1. All of the options exercised during 1996 were held by the named executive officer since 1986.

2. Value realized is calculated based on the difference between the option exercise price and the average high and low market price on the date of exercise.

3.   All unexercised options are incentive stock options that are exercisable.

4. Based on December 31, 1996 closing stock price of $19.125 per share minus the exercise or base price.

CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------
The Bank offers loans to its officers, directors and employees. All loans to directors and executive officers were current as of December 31, 1996. Loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with unaffiliated persons. Pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989, which became effective on August 9, 1989, loans made by the Bank to its executive officers and directors must comply with the requirements of Section 22(b) of the Federal Reserve Act. Among other things, Section 22(h) prohibits the Bank from making a loan to any executive officer or director on preferential terms, i.e., terms that would not be offered to an unaffiliated borrower of comparable credit standing seeking a comparable loan. The management of the Bank believes that all loans made since August 9, 1989, to the Company's directors and executive officers were made in the ordinary course of business on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with unaffiliated borrowers of comparable credit and did not involve more than the normal risk of collectibility or present other unfavorable features.

Prior to August 9, 1989, directors, officers and employees executed a note at the rate then being offered by the Bank to the general public. The actual payment rate for adjustable loans, however, is adjusted annually based on a designated index for so long as the director, officer or employee continues employment or service with the Bank and, in the case of directors and executive officers, does not modify the existing note. It is the belief of management that these loans neither involve more than normal risk of collectibility nor present other unfavorable features.

The table below sets forth certain information with respect to directors and executive officers for loans made from the Bank prior to August 9, 1989 that have preferential rates and whose total loans from the Bank exceeded an aggregate of $60,000 during the year ended December 31, 1996.


                                                                       Highest Principal
                                                                        Balance During         Principal
                        Nature of         Year    Payment   Note        The Year Ended       Balance as of
Name                    Indebtedness(i)   Made    Rate(2)   Rate (3)   December 31, 1996   December 31, 1996
----                    ---------------   ----    -------   --------   -----------------   -----------------

Marlene D. Culbertson   Mortgage          1989     5.42%     9.88%           $72,415             $70,533

Richard C. Ebner        Mortgage          1985     5.10      7.75             47,453              40,918
                        Equity LOC        1985     7.51      9.51             62,354              61,282
                        MasterCard        1985     7.51      9.51              5,314                 137

Mark R. Magnotto        Mortgage          1987     7.04      8.25            157,273                   -

Peter E. Shimrak        Mortgage          1986     5.70      7.25            195,032             191,126
                        Equity LOC        1987     7.42      9.42            100,872              98,948
                        Savings           1986     6.33      8.33             16,000              16,000
                        Savings           1986     6.00      8.00             54,535              54,535
                        MasterCard        1987     7.42      9.42              5,034               4,552

Edward R. Turza         Savings           1986     3.48      5.48              3,400               3,400

William A. Valerian     Equity LOC        1985     7.51      9.51             98,764              94,051
                        MasterCard        1985     7.51      9.51              5,739               3,642

----------------------

1. All mortgage loans are secured by first liens on residences. The equity LOC and MasterCard are secured.

2. Payment rate on adjustable first mortgage loans, equity LOC and MasterCard loans adjust annually based on a designated index.

3. The note rate represents that rate which would be offered to the general public.

CONSULTING AGREEMENT
--------------------------------------------------------------------------------
Peter E. Shimrak, a director of the Company and Chairman of the Board of the Bank, entered into a Consulting Agreement (the "Consulting Agreement") effective August 1, 1996, which, in addition to the $1,250 per month which Mr. Shimrak receives as Chairman of the Board of the Bank, provides that he shall receive an hourly charge for his consulting services in the amount of $50 per hour. The maximum hours to be actually billed to the Bank on a monthly basis may not exceed twenty (20) hours. In addition, Mr. Shimrak is also entitled to receive certain commission based compensation for business activities conducted on behalf of the Bank. The term of the Consulting Agreement is one year. During 1996, Mr. Shimrak was paid $6,714 under the Consulting Agreement.


                 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
                                    AUDITORS
                                  (Proposal 2)

The Board, acting upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP as auditors to audit the financial statements of the Company and its subsidiaries for the year 1997. Deloitte & Touche LLP has conducted the annual audit of the Company and its subsidiaries since 1982. Although shareholder approval of this appointment is not required by law or binding on the Board, the Board believes that shareholders should be given this opportunity to express their views. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors, the Board will consider this vote in determining whether or not to continue the engagement of Deloitte & Touche LLP.

A representative of Deloitte & Touche LLP will be present at the meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Haverfield Common Stock present in person or by proxy and entitled to vote at the meeting will be required for such ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.


                          1998 SHAREHOLDERS' PROPOSALS

Any shareholder proposal intended for inclusion in the proxy statement and form of proxy related to Haverfield's annual meeting of shareholders expected to be held on or about April 22, 1998 must be received by the Company by November 18, 1997 pursuant to the proxy solicitation regulations of the SEC. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. It is urged that any such proposals be sent by certified mail, return receipt requested.

                                        By Order of the Board of Directors,


                                        /s/ Nancy M. Czupik
                                        -------------------------------
                                        Nancy M. Czupik
                                        Corporate Counsel and Secretary

Cleveland, Ohio
March 17, 1997

                                   APPENDIX A
                    Haverfield Corporation and Subsidiaries
                         Index to Financial Information

                                                                       PAGE
--------------------------------------------------------------------------------
Market and Dividend Information                                         A-1
Form 10-K Copies Available                                              A-1
Consolidated Financial Highlights                                       A-2
Management's Discussion and Analysis                                    A-3
Report of Management                                                    A-17
Report of Independent Auditors                                          A-18
Consolidated Statements of Financial Condition                          A-19
Consolidated Statements of Income                                       A-20
Consolidated Statements of Cash Flows                                   A-21
Consolidated Statements of Shareholders' Equity                         A-22
Notes to Consolidated Financial Statements                              A-23


                        MARKET AND DIVIDEND INFORMATION

Haverfield Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol HVFD. At December 31, 1996, the number of shareholders of record was 416. A summary of the trading ranges and cash dividends paid on Haverfield Common Stock during each quarter of 1996 and 1995 is presented below.

                                   1996                             1995
                    ---------------------------------  -------------------------------
                        Sales Price   Cash Dividends    Sales Price    Cash Dividends
                      High       Low       Paid        High      Low         Paid

First Quarter        $15.00     $13.50    $.135       $14.32    $12.95     $.127
Second Quarter       $19.25     $14.75    $.135       $13.64    $11.82     $.127
Third Quarter        $19.25     $17.00    $.135       $14.75    $12.27     $.127
Fourth Quarter       $19.75     $18.25    $.135       $14.75    $13.50     $.135




Information describing the Haverfield Corporation Dividend Investment Service can be obtained from: Richard C. Ebner, Treasurer, Haverfield Corporation, Terminal Tower, 50 Public Square, Suite 444, Cleveland, Ohio 44113-2203.

                           FORM 10-K COPIES AVAILABLE

UPON RECEIPT OF A WRITTEN REQUEST TO RICHARD C. EBNER, TREASURER, HAVERFIELD CORPORATION, TERMINAL TOWER, 50 PUBLIC SQUARE, SUITE 444, CLEVELAND, OHIO 44113-2203, HAVERFIELD WILL FURNISH TO ANY SHAREHOLDER WITHOUT CHARGE A COPY OF THE ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS UNLESS SPECIFICALLY REQUESTED, FOR THE YEAR ENDED DECEMBER 31, 1996.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                 (Dollars in thousands, except per share data)
================================================================================

                                        1996(1)        1995        1994           1993        1992
                                        -------        ----        ----           ----        ----
AT DECEMBER 31:
Total assets                            $346,856     $354,505     $316,768     $310,410     $317,640
Net loans                                293,792      283,560      279,680      248,005      236,319
Cash and investments                      42,401       59,327       24,997       33,783       50,099
Mortgage-backed securities                 2,010        2,754        3,101        5,961       13,138
Deposits                                 279,073      317,779      279,269      268,012      284,163
Borrowed money                            30,000            -        2,000        6,348        2,000
Shareholders' equity                      28,352       28,058       26,868       22,510       18,761
Amount of loans serviced for others      132,693      139,498      161,968      177,763      183,592
Number of offices                             10           10           11           10           10

YEAR ENDED DECEMBER 31:
Interest income                          $27,292      $26,505      $21,784     $ 22,964      $25,156
Interest expense                          14,742       15,195       11,057       11,150       13,988
Provision for loan losses                    309          123           97          897          750
Noninterest income                         2,005        2,204        2,160        3,735        2,799
Noninterest expense                       11,962       10,376       10,421       11,321        9,928
Provision for income taxes                   777        1,020          669        1,138        1,318
Extraordinary item, net of tax                 -            -            -            -          (67)
Net income                                 1,507        1,995        1,700        2,193        1,904

PER SHARE DATA:
Net income:
 Primary                                 $   .79    $    1.06      $  1.03     $   1.45      $  1.35
 Fully-diluted                               .79         1.06          .96         1.33         1.35
Shareholders' equity                       14.87        14.90        14.25        14.15        13.23
Tangible shareholders' equity              14.86        14.82        13.73        13.11        11.43
Cash dividends declared and paid             .54          .52          .51          .48          .44
Dividend payout ratio                      68.35%       49.06%       49.56%       33.30%       32.02%

SELECTED RATIOS:
Return on average assets                     .44%         .58%         .55%         .73%         .65%
Return on average equity                    5.21%        7.13%        6.96%       10.32%       10.25%
Average equity to average assets            8.50%        8.17%        7.83%        7.09%        6.30%
Weighted-average yield on interest
 earning assets                             8.19%        7.92%        7.18%        7.91%        8.77%
Weighted-average cost of interest
 bearing liabilities                        4.83%        4.93%        3.92%        4.10%        5.17%
Interest rate spread                        3.36%        2.99%        3.26%        3.81%        3.60%
Net interest margin                         3.76%        3.38%        3.54%        4.07%        3.90%
Shareholders' equity to total assets        8.17%        7.91%        8.48%        7.25%        5.91%

-----------------------------

(1) The year 1996 was significantly affected by the one-time, nonrecurring charge associated with the recapitalization of the Savings Association Insurance Fund ("SAIF"), which, after tax, totaled $1.3 million or $.68 per share. Excluding this nonrecurring SAIF assessment, earnings for the year ended December 31, 1996 totaled $2.8 million or $1.47 per share. Excluding the nonrecurring SAIF assessment, 1996 earnings produced a return on average assets of.82% and a return on average equity of 9.68%.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position for the past three years. It should be read in conjunction with the audited financial statements, accompanying footnotes and supplemental financial data presented elsewhere in this Appendix A to the Proxy Statement


GENERAL OVERVIEW
--------------------------------------------------------------------------------
Haverfield Corporation ("the Company") is a unitary savings and loan holding company owning all the outstanding common stock of Home Bank, F.S.B. Effective February 23, 1995, the Company changed the name of its banking subsidiary from Home Federal Savings Bank, Northern Ohio to Home Bank, F.S.B. ("Banking subsidiary" or the "Bank"). The financial statements and statistical data presented herein are the financial statements and data for the Company on a consolidated basis.

The operations of the Company and its Banking subsidiary are significantly influenced by general economic conditions, monetary and fiscal policies of the federal government, and policies of regulatory authorities, including the Federal Reserve Board, the Securities and Exchange Commission, the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the Comptroller of Currency. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for mortgage financing and for consumer and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds.

The Company's net income for the year ended December 31, 1996 was $1,507,000 or $.79 per share, compared with $1,995,000 or $1.06 per share for the year ended December 31, 1995. The decrease in 1996 compared to 1995 was mainly due to the one time, after tax charge associated with the recapitalization of the Savings Association Insurance Fund ("SAIF"), which totaled $1.3 million or $.68 per share. Excluding the nonrecurring SAIF assessment, earnings for the twelve months ended December 31, 1996 totaled $2,802,000 or $1.47 per share. The increase in earnings, excluding the SAIF assessment, is mainly attributable to an 11.0% increase in net interest income and a 3.6% decrease in noninterest expense. The Company's net interest margin increased to 3.76% compared to 3.38% for the same period in 1995. Excluding the nonrecurring SAIF assessment, 1996 earnings produced a return on average assets of.82% and a return on average equity of 9.68%.

The Company's net income in 1995 increased 17.4% over 1994. The Company's net income for the year ended December 31, 1995 was $1,995,000 or $1.06 per share, compared with $1,700,000 or $1.03 per share for the year ended December 31, 1994. The increase in 1995 compared to 1994 was due to the improvement in net interest income, which increased from $10,727,000 in 1994 to $11,310,000 in 1995 primarily due to the effects of increases in volume, partially offset by lower net interest margin.


NET INTEREST INCOME
--------------------------------------------------------------------------------
Net interest income, the primary component of the Company's earnings, is influenced by the distribution and volume of the assets and liabilities, and the difference, or spread, between the yields earned and the rates paid on those assets and liabilities.

For 1996, net interest income was $12.6 million, compared to $11.3 million in 1995. The increase in 1996 resulted from an increase in the yield on interest-earning assets of 27 basis points, while the cost of interest-bearing liabilities decreased 10 basis points.

For 1995, net interest income totaled $11.3 million compared to $10.7 million in 1994. The general level of interest rates increased during 1995, causing interest-bearing liabilities, particularly deposits, to reprice more quickly than interest-earning as sets, resulting in a decrease of 27 basis points in the interest rate spread. The decline in the interest rate spread was offset by increased volume of the assets and liabilities which contributed $887,000 to the increase in net interest income.

An analysis of net interest income is presented in the following table. For each major category of interest-earning assets and interest-bearing liabilities, the average balance of funds employed during the period indicated is shown along with the interest earned or paid on that balance for the period and the weighted average rate earned or paid for that category. Average balances are determined on a daily basis.

                                                                   Year Ended December 31,
                                  -------------------------------------------------------------------------------------
                                             1996                          1995                         1994
                                  ----------------------------  --------------------------  ---------------------------
                                  Average              Average  Average            Average  Average             Average
                                  Balance   Interest    Rate    Balance  Interest   Rate    Balance   Interest   Rate
                                  -------   --------    ----    -------  --------   ----    -------   --------   ----
                                        (Dollars in thousands)
Interest-earning assets:
 Loans(1)                        $290,294    $24,529    8.45%  $284,385   $23,313   8.20%  $273,927    $20,472   7.47%
 Investment securities
  and other                        40,637      2,572    6.33     47,301     2,952   6.24     25,395      1,011   3.98
 Mortgage-backed
  securities                        2,414        191    7.91      2,991       240   8.02      4,031        301   7.47
                                 --------     ------    ----   --------    ------   ----   --------     ------   ----
 Total interest-earning assets    333,345     27.292    8.19    334,677    26.505   7.92    303,353     21.784   7.18
                                              ------    ----               ------   ----                ------   ----
Noninterest-earning assets          7,736                         7,870                       8,577
                                 --------                      --------                    --------
 Total assets                    $340,581                      $342,547                    $311,930
                                 ========                      ========                    ========

Interest-bearing liabilities:
 Deposits
  Passbook/statement
    accounts                     $ 42,227      1,042    2.47   $ 50,308     1,241   2.47%  $ 61,460      1,524   2.48%
  NOW accounts                     24,684        212     .86     24,699       245    .99     26,481        285   1.08
  Money market fund
   accounts                        58,741      2,873    4.89     41,762     2,138   5.12     38,697      1,404   3.63
  Certificates of deposit         165,832      9,805    5.91    191,049    11,514   6.03    149,693      7,401   4.94
                                 --------    -------    ----   --------   -------   ----   --------    -------   ----
 Total deposits                   291,484     13,932    4.78    307,818    15,138   4.92    276,331     10,614   3.84

 FHLB advances                     13,986        810    5.79        575        57   9.91      2,148        213   9.92
 Long-term borrowings                   -          -       -          -         -      -      3,323        230   6.92
                                 --------    -------    ----   --------   -------   ----   --------    -------   ----
 Total interest-bearing
  liabilities                     305,470     14,742    4.83    308,393    15,195   4.93    281,802     11,057   3.92
                                             -------    ----              -------   ----               -------   ----
Noninterest-bearing
  liabilities                       6,178                         6,174                       5,700
                                 --------                      --------                    --------
 Total liabilities                311,648                       314,567                     287,502
Shareholders' equity               28,933                        27,980                      24,428
                                 --------                      --------                    --------
 Total liabilities and
  shareholders' equity           $340,581                      $342,547                    $311,930
                                 ========                      ========                    ========

Net interest income/interest
 rate spread                                 $12,550   3.36%              $11,310   2.99%              $10,727   3.26%
                                             =======   ====               =======   ====               =======   ====

Net interest margin                                    3.76%                        3.38%                        3.54%
                                                       ====                         ====                         ====

---------------------------

(1) The average balance of loans includes the principal balance of nonaccrual loans. Interest income includes amortization of deferred loan fees of $249,000, $167,000 and $188,000 in 1996, 1995, and 1994, respectively.


The effect on net interest income due to changes in interest rates and changes in the amounts of interest-earning assets and interest-bearing liabilities is shown in the following table. Changes in interest due to both rate and volume have been allocated to change due to volume and change due to rate in proportion to the absolute amounts of the change in each.

                                                             Change Due To
                                          Total           -------------------
                                          Change             Volume         Rate
                                          ------             ------         ----
                                                        (In thousands)

1996 CHANGE FROM 1995
Interest income:
 Loans                                    $ 1,216           $   160      $ 1,056
 Investment securities and other             (380)             (421)          41
 Mortgage-backed securities                   (49)              (46)          (3)
                                          -------           -------      -------
  Total                                       787              (307)       l,094
                                          -------           -------      -------
Interest expense:
 Deposits                                  (1,206)             (789)        (417)
 FHLB advances                                753               787          (34)
                                          -------           -------      -------
  Total                                      (453)               (2)        (451)
                                          -------           -------      -------
 Change in net interest income            $ 1,240           $  (305)     $ 1,545
                                          =======           =======      =======

1995 CHANGE FROM 1994
Interest income:
 Loans                                    $ 2,841           $   720      $ 2,121
Investment securities and other             1,941             1,171          770
 Mortgage-backed securities                   (61)              (82)          21
                                          -------           -------      -------
  Total                                     4,721             1,809        2,912
                                          -------           -------      -------
Interest expense:
 Deposits                                   4,524             1,308        3,216
 FHLB advances                               (156)             (156)           -
 Long-term borrowings                        (230)             (230)           -
                                          -------           -------      -------
  Total                                     4,138               922        3,216
                                          -------           -------      -------
 Change in net interest income            $   583           $   887      $  (304)
                                          =======           =======      =======




ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------
As with most financial institutions, the Company's interest income and cost of funds are significantly affected by general economic conditions and by policies of regulatory authorities. The function of asset/liability management is to monitor the maturities and repricing schedules of the components of the balance sheet, and to initiate actions to minimize the Company's vulnerability to changing interest rates while maximizing current and expected net interest yield. Asset/liability management seeks to ensure that assets and liabilities respond to interest rate changes in a similar time frame. The less-than-one-year period is monitored closely because it is in this time frame that the greatest exposure to sudden rate movements occurs. The Company's objective with regard to asset/liability management is to attempt to minimize the impact of interest rate risk in the ensuing one-year time frame.

The Board of Directors establishes policies and objectives with regard to asset/liability management while senior management oversees the implementation of such policies. The Pricing Committee of the Bank meets weekly to review and establish rates on loan and deposit products, as well as to establish strategies to monitor the flow of funds and coordinate the sources, uses and pricing of those funds. The Company does not use derivative financial instruments in its asset/liability strategy.

Interest rate sensitivity arises from differences between the dollar amounts of assets and liabilities which mature or reprice within a time period. These differences, or "gaps", provide an indication of the extent to which net interest income is affected by interest rate movements in future periods. Net interest income is also affected by changes in the slope of the yield curve and by the price sensitivity of assets and liabilities which may have different effects on profit volatility - factors which cannot be quantified from gap data alone. For example, a decline in short-term market rates may not result in corresponding declines in the rates paid on consumer deposits. Interest rate sensitivity gap data does not provide an absolute measure of net interest income vulnerability; however, it is useful for identifying trends of changing interest rate sensitivity over time within an institution, and for providing comparisons between institutions. Although the interest rate sensitivity gap is subject to a number of assumptions and is only one of a number of measurements, management believes the measure is an important indication of the Company's exposure to interest rate risk and the related volatility of net interest income in a changing interest rate environment, However, even a perfect interest rate sensitivity gap of 0% (i.e., where the repricing of interest-earning assets and interest-bearing liabilities is perfectly matched) does not assure a stable net interest margin in a period of changing interest rates. Depending on which indices are affected and when the interest-earning assets and interest-bearing liabilities reprice, the change in interest rates may have a favorable or unfavorable impact on net interest income.

The following table sets forth at December 31, 1996 the amounts of interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within a specified period. No prepayment assumptions or deposit decay rates have been incorporated.

                                                       Scheduled Maturity or Repricing
                                --------------------------------------------------------------------
                                6 Months    6 Months    1 Year     3 Years        More
                                   or          to          to        to           than
                                  Less       1 Year     3 Years    5 Years      5 Years       Total
                                  ----       ------     -------    -------      -------       -----
                                                            (In thousands)
INTEREST-EARNING ASSETS:
Real estate loans:
 Conventional:
  Fixed-rate                  $     976     $  2,979    $  8,666   $  9,479    $ 49,670     $ 71,770
  Adjustable-rate                26,328       77,588      56,479      7,137           -      167,532
 Construction                     2,772            -       1,500          -           -        4,272
Land loans                        2,372          530         780          -           -        3,682
Consumer loans                   34,852        9,355         522        195         104       45,028
Business loans                    5,170        1,471          14         65           -        6,720
Loans in process,
 allowance for loan losses
 and net deferred loan fees           -            -           -          -       (5212)      (5,212)
                              ---------     --------    --------   --------    --------     --------
Total loans (1)                  72,470       91,923      67,961     16,876      44,562      293,792
Investment securities and other   4,902            -       1,498     10,429      20,083       36,912
Mortgage-backed
 securities                          25           75         201        201       1,508        2,010
                              ---------     --------    --------   --------    --------     --------
Total interest-earning assets $  77,397     $ 91,998    $ 69,660   $ 27,506    $ 66,153     $332,714
                              =========     ========    ========   ========    ========     ========

INTEREST-BEARING LIABILITIES:
Deposits:
 Passbook and NOW
  accounts(2)                 $       -     $      -    $      -   $      -    $ 56,493     $ 56,493
 Money market fund
  accounts                       62,263            -           -          -           -       62,263
 Certificates of deposit         38,981       56,895      40,484     10,408       6,434      153,202
                              ---------     --------    --------   --------    --------     --------
Total deposits                  101,244       56,895      40,484     10,408      62,927      271,958
FHLB advances                    27,000            -       3,000          -           -       30,000
                              ---------     --------    --------   --------    --------     --------
Total interest-bearing
 liabilities                  $ 128,244     $ 56,895    $ 43,484   $ 10,408    $ 62,927     $301,958
                              =========     ========    ========   ========    ========     ========
GAP                           $ (50,847)    $ 35,103    $ 26,176   $ 17,098    $  3,226     $ 30,756
Cumulative GAP                $ (50,847)    $(15,744)   $ 10,432   $ 27,530    $ 30,756

-------------------

(1) Contractual maturities of loans do not reflect the actual term of the Company's loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and due-on-sale clauses.

(2) Management believes that a significant amount of passbook and NOW accounts are core deposits.


The Company is negatively mismatched on a one-year basis at December 31, 1996, because more liabilities than assets are expected to mature or reprice in the next twelve months. A negative mismatch implies that a decrease in interest rate levels may have a positive impact on the Company's results of operations, while an increase in interest rate levels may have the opposite effect. The Company will continue to actively manage its interest rate sensitivity position to maintain a reasonable balance between earnings and exposure to interest rate fluctuations.


PROVISION FOR LOAN LOSSES
--------------------------------------------------------------------------------
The provision for loan losses represents a charge against current earnings in order to maintain the allowance for loan losses at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based upon an ongoing review and analysis of the risk characteristics of the loan portfolio, historical charge-offs and recoveries, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. In 1996, based on management's assessment of the adequacy of the allowance, the provision for loan losses was $309,000, compared to $123,000 in 1995 and $97,000 in 1994 primarily due to increased charge-offs and increased nonperforming loans. A significant portion of the provision in 1995 and 1994 was for the purpose of maintaining the general loan loss reserve. which covers potential losses inherent in the portfolio which have not been specifically identified.

See "Credit Risk Management" for a discussion of the adequacy of the Company's allowance for loan losses.


NONINTEREST INCOME
--------------------------------------------------------------------------------
In 1996, noninterest income totaled $2.0 million, compared to $2.2 million in 1995 and $2.2 million in 1994. Included in the noninterest income category are the following items: (i) service fees and other charges, (ii) servicing income,
(iii) gain on the sale of loans, and (iv) other income.

In 1996, service fees and other charges increased to $1.3 million, compared to $1.2 million in 1995 and $971,000 in 1994. This increase resulted from a revision of the service charges earned on certain deposit accounts and certain automated teller machine transactions. Other income for 1995 includes a pre-tax gain of $309,000 realized during the fourth quarter in connection with the sale of the Bank's Madison Avenue office. This gain was largely offset by a reduction in fee income earned by the Bank's financial services subsidiary, Home Financial, Inc.

Servicing income was $454,000 in 1996, compared to $536,000 in 1995 and $634,000 in 1994. This decline is attributable to the decrease in the average balance of loans serviced for others from $171.4 million in 1994 to $151.2 million in 1995 and to $130.4 million in 1996, due to loan repayments and no additional loan sales in 1996 or 1995. Although the Company may resume its involvement in the secondary market, on April 1, 1994, the Company changed its policy with regard to current originations of fixed-rate loans to hold them for portfolio investment; previously, such loans had been designated as held for sale. As such, no loans were sold during 1996 and 1995. The volume of loans sold was $23.7 million in 1994. Substantially all of the residential mortgage loans, whether fixed-rate or adjustable-rate, are originated under terms, conditions, and documentation which enable them to be sold in the secondary market. Under its loan sale agreements, the Company continues to collect payments on loans as they become due, to inspect the security property when appropriate, to make certain insurance and tax payments on behalf of borrowers, and to otherwise service the loans. The Company pays the purchaser under its participation and sales agreements an agreed yield on the loans or participation interest in loans sold. Amounts not paid to the purchaser are retained and recognized as servicing income. Servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Servicing income is partially offset by amortization expense representing the estimated diminution in value over time of the Company's purchased mortgage servicing rights. Although the rights to service loans can be sold in the secondary market to generate additional revenue, the Company did not sell loan servicing rights during 1996, 1995 or 1994.

NONINTEREST EXPENSE
--------------------------------------------------------------------------------
Noninterest expense totaled $12.0 million in 1996, compared to $10.4 million in 1995 and $10.4 million in 1994. The increase in 1996 is mainly attributable to the one time nonrecurring charge associated with the recapitalization of the SAIF which totaled $2.0 million. Excluding the nonrecurring SAIF assessment, noninterest expense for 1996 would have totaled $10.0 million, a 3.6% reduction from 1995. Other expenses increased to $2.3 million in 1996 from $2.1 million in 1995 and $1.9 million in 1994. The composition of other expenses is as follows:

                                                   Year Ended December 31,
                                                  ------------------------
                                                  1996      1995      1994
                                                  ----      ----      ----
                                                        (In thousands)
Business and management development               $ 114     $ 163     $ 113
Examination/audit expense                           190       224       245
OTS assessment                                       86        82        79
Postage                                             149       148       133
Supplies                                            126       114       159
Telephone                                           148       134       154
Franchise/sales tax                                 388       365       355
Director fees                                        98        92        90
Consulting fees                                     213        52        53
Legal fees                                          177       145        85
Provision for HUD indemnification claim             100         -         -
Recovery of credit loss - standby letter of credit (322)        -         -
Loss (gain) on sale of real estate owned             25        (2)     (150)
Provision for real estate owned losses               80        51         1
Miscellaneous expenses                              771       531       586
                                                 ------    ------    ------
                                                 $2,343    $2,099    $1,903
                                                 ======    ======    ======

Other expenses increased $244,000 due to a $100,000 loss provision recorded in connection with an indemnification claim, an increase of $161,000 in consulting fees as a result of a recently completed revenue enhancement study, costs incurred in connection with the establishment of a new retail banking facility, and general increases in the prices of goods and services, partially offset by a $322,000 recovery of a credit loss provision.

During the first quarter of 1996, the Housing and Urban Development ("HUD") Mortgagee Review Board proposed that the Bank indemnify HUD for HUD/FHA insurance claims and associated costs paid against insured properties affected by the indictment and guilty plea of a former loan originator of the Bank on charges of fraud relating to loan activities from 1991. A settlement of these claims was reached under which the Bank paid $545,000 to HUD in July, 1996. The Bank submitted a proof of loss to its insurer who, less the policy deductible, reimbursed the Bank in the fourth quarter of 1996.

The Bank was a 19.6% participant in a standby letter of credit totaling $10.2 million. This standby letter of credit was issued to guarantee the payment of principal and interest on multi-family housing revenue bonds, issued to finance a 240-unit apartment complex in Stone Mountain, Georgia. The Bank had outstanding commitments under this standby letter of credit of $2.1 million at December 31, 1995 and a $322,000 liability for credit loss for this standby letter of credit. On July 15, 1996, this standby letter of credit was called and the entire $2.1 million plus interest was advanced. The property was sold in August, 1996, and the Bank received $1.7 million in cash and a second mortgage position for $416,000. Since there was no longer any commitment outstanding under the letter of credit and the Bank did not suffer any loss on the transaction, the $322,000 liability for credit loss was recognized as a recovery.

INCOME TAXES
--------------------------------------------------------------------------------
The Company has provided $777,000 for federal income taxes in 1996, $1,020,000 in 1995 and $669,000 in 1994. Changes from year to year are primarily due to changes in the level of pre-tax income. The 1994 provision reflects the receipt of a favorable "no change" letter from the Internal Revenue Service regarding the 1991 tax year, which allowed the Company to reduce its tax liabilities for certain estimated contingent items. Refer to Note 13 in the consolidated financial statements for additional analysis of the tax position of the Company.

REVIEW OF MAJOR ASSET PORTFOLIOS
--------------------------------------------------------------------------------
The Company's total assets decreased $7.6 million from $354.5 million at December 31, 1995 to $346.9 million at December 31, 1996. Although loans increased $10.2 million, other earning assets decreased $15.5 million. The following table shows each individual asset category as a percent of total assets.

                                                           December 31,
                                        -----------------------------------------------
                                                  1996                    1995
                                        ------------------------  ---------------------
                                                    Percent of              Percent of
                                        Balance       Assets      Balance      Assets
                                        -------       ------      -------      ------
                                                     (Dollars in thousands)
Due from banks-interest bearing        $   100            -      $    100          -
Federal funds sold                       2,822           .8%        4,396        1.2%
Investment securities                   33,990          9.8        47,184       13.3
Mortgage-backed securities               2,010           .6         2,754         .8
Loans-net                              293,792         84.7       283,560       80.0
                                      --------        -----      --------      -----
Total earning assets                   332,714         95.9       337,994       95.3
Cash                                     5,489          1.6         7,647        2.2
Premises and equipment                   4,176          1.2         3,953        1.1
Accrued interest and other assets         4477          1.3         4,911        1.4
                                      --------        -----      --------      -----
                                      $346,856        100.0%     $354,505      100.0%
                                      ========        =====      ========      =====

The largest asset portfolio is loans. The following table reflects the composition of the loan portfolio by type of loan at the dates indicated.



                                                                       December 31,
                                               ----------------------------------------------------------
                                               1996        1995         1994          1993         1992
                                               ----        ----         ----          ----         ----

Real estate loans:                                                   (In thousands)
 Conventional:
  One-to-four units                         $194,804     $194,894     $204,807      $174,250     $156,275
  Over four units                             14,254       12,551       10,354        12,516       12,528
 Construction:
  Residential                                  1,272        1,616        3,490         3,859        2,993
  Commercial                                   3,000            -            -           650          650
 Commercial real estate                       30,244       30,736       30,876        33,478       39,047
 Land                                          3,682        4,461        3,359         1,611          801
Consumer loans                                45,028       40,055       31,431        27,554       30,129
Business loans                                 6,720        4,758        1,673           999            -
                                            --------     --------     --------      --------     --------
                                             299,004      289,071      285,990       254,917      242,423
                                            --------     --------     --------      --------     --------
Less:
Undisbursed portion of loans in process       (1,293)      (1,711)      (2,640)       (3,594)      (3,019)
Unearned income on consumer loans                 (6)         (18)         (40)          (69)        (115)
Amount due other financial institutions
 relating to wrap-around mortgage loans         (114)        (145)        (175)         (297)        (472)
Net deferred loan fees                          (877)        (903)        (790)         (340)        (777)
Allowance for loan losses                     (2,922)      (2,734)      (2,665)       (2,612)      (1,721)
                                            --------     --------     --------      --------     --------
                                              (5,212)      (5,511)      (6,310)       (6,912)      (6,104)
                                            --------     --------     --------      --------     --------
Total loans held for investment             $293,792     $283,560     $279,680      $248,005     $236,319
                                            ========     ========     ========      ========     ========
Loans held for sale                         $      -     $      -     $      -      $ 13,386     $  7,750
                                            ========     ========     ========      ========     ========

The following table shows the change in the Company's net loan portfolio, including loans held for sale, for the periods indicated.


                                                                  Year Ended December 31,
                                               -----------------------------------------------------------
                                                 1996        1995        1994       1993           1992
                                                 ----        ----        ----       ----           ----
Loans originated:                                                         (In thousands)
Real estate loans:
 Loans for purchase of existing property       $65,517    $63,262    $101,399     $ 173,931      $154,791
 Construction                                    3,322      1,211       5,916         6,845         5,429
Loans refinanced                                 7.171      7,587      12,372        19,163        18,942
                                               -------    -------    --------     ---------      --------
Total real estate loans originated              76,010     72,060     119,687       199,939       179,162
Business loans originated                        4,860      3,724         679         1,000             -
Other originations (1)                           3,691      3,523       3,266         3,443         3,507
                                               -------    -------    --------     ---------      --------
 Total loans originated                         84,561     79,307     123,632       204,382       182,669
Loans purchased                                 10,401        855         364           854         1,026
Loans sold                                           -          -     (23,717)      (79,600)      (73,671)
Loan principal payments                        (84,299)   (76,229)    (81,528)     (107,144)      (91,777)
Other decreases                                   (431)       (53)       (462)       (1,170)         (888)
                                               -------    -------    --------     ---------      --------
Change in net loan portfolio including
 loans held for sale                           $10,232    $ 3,880    $ 18,289     $  17,322      $ 17,359
                                               =======    =======    ========     =========      ========
-----------------------------

(1) Other loans consist of MasterCard, property improvement, student, and savings account loans.


CREDIT RISK MANAGEMENT
--------------------------------------------------------------------------------
The Company has consistently maintained a conservative posture with respect to credit risk. The Company has no investment securities that are less than investment grade, no foreign loans, nor significant loan concentrations to any one borrower; The Company's credit policies emphasize evaluation of a borrower's financial condition before a loan is approved and close monitoring of loan repayment after credit is extended. Most loan delinquencies that occur are remedied within 90 days as a result of actions taken by the Company's collection staff. If a mortgage loan delinquency exceeds 90 days, measures are instituted to enforce collection, including the commencement of a foreclosure action. Loss experience as a result of foreclosure with respect to residential loans originated by the Company has historically been very low. See Note 1 and Note 6 to the Consolidated Financial Statements for additional information on impaired loans and the Company's policies related to such loans.


Net charge-offs (recoveries) as a percentage of average loans by portfolio type are shown in the following table:

                                            Year Ended December 31,
                                 -------------------------------------------
                                  1996     1995     1994      1993     1992
                                  ----     ----     ----      ----     ----
Residential real estate         (.002)%    .004%    .002%    (.007)%   .012%
Commercial real estate              -         -        -         -    1.918%
Business                          .412%       -        -         -
Consumer                          .236%    .114%    .126%      .054%   .080%
Net charge-offs/
 average loans outstanding        .042%    .019%    .016%      .002%   .380%

The table below sets forth the amounts and categories of risk elements in the loan portfolio. For all years presented, there has been no troubled debt restructuring which involved forgiving a portion of interest or principal on any loans or making loans at rates materially less than market rates. Repossessed assets include assets acquired in settlement of loans. See Note 1 to the Consolidated Financial Statements for a discussion of the Company's policy for classifying loans as nonperforming.

                                                                       December 31,
                                                  ------------------------------------------------------
                                                   1996       1995        1994        1993       1992
                                                   ----       ----        ----        ----       ----
                                                                      (Dollars in thousands)
Non-accruing loans:
 Residential real estate                         $  773      $1,002      $1,091      $  591      $1,093
 Commercial real estate                             514          99         170           -         582
 Business                                         1,170           -           -           -           -
 Consumer                                           240         202          54         280         273
                                                 ------      ------      ------      ------      ------
  Total                                           2,697       1,303       1,315         871       1,948
                                                 ------      ------      ------      ------      ------

Accruing loans delinquent more than 90 days:
 Residential real estate                              -           -           -           -           -
 Commercial real estate                               -           -           -           -           -
 Business
 Consumer                                             5          21          44          11          13
                                                 ------      ------      ------      ------      ------
  Total                                               5          21          44          11          13
                                                 ------      ------      ------      ------      ------
Total nonperforming loans                         2,702       1,324       1,359         882       1,961
                                                 ------      ------      ------      ------      ------

Repossessed assets:
 Residential real estate                              -         197         695         567         208
 Commercial real estate                               -         540           -         103         922
 Business                                             -           -           -           -           -
 Consumer                                             -           -           -           -           -
                                                 ------      ------      ------      ------      ------
  Total                                               -         737         695         670       1,130
                                                 ------      ------      ------      ------      ------
Total nonperforming assets                       $2,702      $2,061      $2,054      $1,552      $3,091
                                                 ======      ======      ======      ======      ======

Nonperforming loans as a percent of
 total loans                                        .90%        .46%        .48%        .35%        .81%
                                                    ===         ===         ===         ===         ===

Nonperforming assets as a percent of
 total assets                                       .78%        .58%        .65%        .50%        .97%
                                                    ===         ===         ===         ===         ===


The loans included above are secured by real estate or other collateral which limits the Company's exposure to loss. At December 31, 1996, there were no commitments to lend additional funds to borrowers with nonperforming loans. As of December 31, 1996, there were no concentrations of loans in any types of industries which exceeded 10% of the total loans that are not included as a loan category in the table above.

In addition to the loans disclosed in the table above, the Company's Banking subsidiary has a $1.0 million loan secured by a strip shopping center located in Northeast Ohio. The shopping center has experienced higher-than-expected vacancies, and the cash flow from the property has not been sufficient to meet the principal and interest due on the loan. The borrower has maintained the loan current throughout 1996. The borrower is working to cure the vacancies; however, continued high vacancies and cash flow shortages could cause management to place this loan on nonaccrual status.


                                      A-l1

The ratio of nonperforming loans to total loans increased from December 31, 1995 to December 31, 1996. This increase is primarily due to a business loan being placed on nonaccrual status. The Bank is working with the customer to cure this delinquency.

The ratio of nonperforming loans to total loans decreased significantly from December 31, 1992 to December 31, 1993. This improvement resulted mainly from the increased effectiveness of the Company's collections efforts. Repossessed assets also decreased significantly during 1993, as a commercial property with a carrying value of $573,000 was disposed of. The improvement in the ratio of nonperforming assets to total assets from December 31, 1992 to December 31, 1993 reflects both the increased effectiveness of the Company's collections efforts and the successful disposal of its largest foreclosed property.

A summary of the potential income from nonperforming loans based on their original terms, the actual interest income recorded and the interest foregone is set forth below:

                                                Year Ended December 31,
                                         ---------------------------------------
                                         1996     1995     1994    1993     1992
                                         ----     ----     ----    ----     ----
                                                        (In thousands)

Income potential based on original terms  $81     $131     $130     $99     $191
Income recorded                             -        -        -       -        1
                                          ---     ----     ----     ---     ----
Interest foregone                         $81     $131     $130     $99     $190
                                          ===     ====     ====     ===     ====

Activity in the loan loss allowance over the past five years is presented below.

                                                                 Year Ended December 31,
                                              ----------------------------------------------------------------------
                                              1996          1995             1994           1993            1992
                                              ----          ----             ----           ----            ----
                                                                (Dollars in thousands)
Balance at beginning of year             $   2,734       $   2,665       $   2,612       $   1,721       $   1,839
Provision for loan losses                      309             123              97             897             750
Charge-offs:
 Residential real estate                        (1)             (8)             (4)              -             (27)
 Commercial real estate                          -               -               -               -            (824)
 Business                                      (16)              -               -               -
 Consumer                                     (128)            (52)            (40)            (18)            (26)
                                         ---------       ---------       ---------       ---------       ---------
Total charge-offs                             (145)            (60)            (44)            (18)           (877)
                                         ---------       ---------       ---------       ---------       ---------
Recoveries:
 Residential real estate                         5               -               -              12               9
 Commercial real estate                          -               -               -               -               -
 Business                                        -               -               -               -               -
 Consumer                                       19               6               -               -               -
                                         ---------       ---------       ---------       ---------       ---------
Total recoveries                                24               6               -              12               9
                                         ---------       ---------       ---------       ---------       ---------
Net (charge-offs) recoveries                  (121)            (54)            (44)             (6)           (868)
                                         ---------       ---------       ---------       ---------       ---------
Balance at end of year                   $   2,922       $   2,734       $   2,665       $   2,612       $   1,721
                                         =========       =========       =========       =========       =========
Average loans                            $ 290,294       $ 284,385       $ 273,927       $ 255,661       $ 228,417
Loans at end of period                     299,004         289,071         285,990         254,918         242,423

Allowance/average loans                       1.01%            .96%            .97%           1.02%            .75%
Allowance/end-of-period loans                  .98%            .95%            .93%           1.02%            .71%
Net charge-offs/allowance                     4.14%           1.98%           1.65%            .23%          50.44%
Net charge-offs/provision for
 loan losses                                 39.16%           3.90%          45.36%            .67%         115.73%
Allowance/nonperforming loans               108.14%         206.50%         196.10%         296.15%          87.76%
Allowance/nonperforming assets              108.14%         132.65%         129.75%         168.30%          55.68%

An allocation of the ending allowance for loan losses by major loan type follows:

                                                  December 31,
                              --------------------------------------------------
                                1996      1995       1994        1993      1992
                                ----      ----       ----        ----      ----
                                                 (In thousands)
Residential real estate       $1,353     $1,251     $1,293     $  935     $  510
Commercial real estate           729        665        643        684       1,00
Business                         274         87          -          -          -
Consumer                         206        179        143        114        184
Unallocated                      360        552        586        879         18
                              ------     ------     ------     ------     ------
                              $2,922     $2,734     $2,665     $2,612     $1,721
                              ======     ======     ======     ======     ======

The above allocation is made for analytical purposes. General reserves are available to absorb losses from any segment of the portfolio.

The amount of the allowance for loan losses is based on management's analysis of risks inherent in the various segments of the loan portfolio, management's assessment of known or potential problem credits which have come to management's attention during the ongoing analysis of credit quality, historical loss experience, current economic conditions and other factors. If actual circumstances and losses differ substantially from management' 5 assumptions and estimates, such allowance for loan losses may not be sufficient to absorb all future losses, and net earnings could be significantly and adversely affected. Loan loss estimates are reviewed periodically, and adjustments, if any, are reported in earnings in the period in which they become known. In addition, the Company maintains a portion of the allowance to cover potential losses inherent in the portfolio which have not been specifically identified.

Although management believes that it uses the best information available to make such determinations and that the allowance for loan losses is adequate at December 31, 1996, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations. Any downturn in the Ohio real estate market could result in the Company experiencing increased levels of nonperforming assets and charge-offs, significant provisions for loan losses and significant reductions in income. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examination.


DEPOSITS
--------------------------------------------------------------------------------
The Company's deposits decreased $38.7 million from $317.8 million at December 31, 1995 to $279.1 million at December 31, 1996. The Company had no brokered deposits at December 31, 1996, 1995 and 1994. The following table sets forth the distribution of deposits at the dates indicated.

                                         December 31 1996       December 31, 1995     December 31, 1994
                                         ----------------       -----------------     -----------------
                                                     %of                   %of                     %of
                                        Balance    Deposits   Balance    Deposits    Balance    Deposits
                                        -------    --------   -------    --------    -------    --------
                                                            (Dollars in thousands)

Noninterest-bearing NOW accounts        $ 7,115        2.5%   $ 11,072       3.5%   $ 11,286       4.0%
NOW accounts                             17,188        6.2      13,804       4.3      14,344       5.1
Passbook/statement accounts              39,305       14.1      45,564      14.3      56,533      20.2
Money market fund accounts               62,263       22.3      53,876      17.0      36,342      13.1
                                       --------      -----    --------     -----    --------     -----
Total non-certificate accounts          125,871       45.1     124,316      39.1     118,505      42.4
                                       --------      -----    --------     -----    --------     -----
Certificate accounts:
 Time deposits ($100,000 and over)       10,860        3.9       7,825       2.5       7,792       2.8
 7-31 day accounts                           27        -            27       -            47       -
 32-91 day accounts                       1,162         .4       1,312        .4         920        .3
 92-182 day accounts                      9,643        4.5      14,178       4.5      14,348       5.2
 Greater than 6 months through 1
  year accounts                          42,786       17.0      54,131      17.0      33,294      11.9
 Greater than 1 year to 2 1/2 year
  accounts                               29,187       13.5      42,974      13.5      53,229      19.1
 2 1/2 year and over accounts            59,537       23.0      73,016      23.0      51,134      18.3
                                       --------      -----    --------     -----    --------     -----
Total certificate accounts              153,202       54.9     193,463      60.9     160,764      57.6
                                       --------      -----    --------     -----    --------     -----
 Total deposits                        $279,073      100.0%   $317,779     100.0%   $279,269     100.0%
                                       ========      =====    ========     =====    ========     =====

The following table provides the maturity distribution of time deposits in amounts of $100,000 or more at December 31,1996,1995 and 1994.

                                                          December 31,
                                                1996        1995          1994
                                                ----        ----          ----
                                                       (In thousands)

Time remaining to maturity:
Three months or less                         $ 3,445        $2,771       $3,015
Three through six months                       2,696         1,000          901
Six through twelve months                      2,168         1,100          723
Over twelve months                             2,551         2,954        3,153
                                               -----         -----        -----
Total                                        $10,860        $7,825       $7,792
                                             =======        ======       ======


CAPITAL AND DIVIDENDS
--------------------------------------------------------------------------------
Federal regulations prescribe three separate regulatory capital requirements for savings associations: (i) a risk-based capital requirement, (ii) a leverage limit (core capital requirement), and (iii) a tangible capital requirement. Under the risk-based requirement, assets are risk-weighted from 0% to 100% with cash and other non-risk assets requiring no risk weighting, certain mortgage-backed securities 20%, qualifying (borne) mortgage loans 50% and commercial loans, other non-residential loans and real estate owned 100%. The risk-based regulation requires that risk-based capital be maintained in an amount equal to at least 8% of risk-weighted assets. The leverage limit requires that core capital, which is generally defined as shareholders' equity minus non-qualifying intangible assets, be maintained in an amount not less than 3% of adjusted total assets. Under the tangible capital requirement, tangible capital, defined as core capital minus all intangible assets (other than a limited amount of purchased mortgage servicing rights), must be maintained in an amount equal to at least 1.5% of adjusted total assets. The Company's Banking subsidiary was in compliance with these regulatory capital regulations on December 31, 1996 and 1995. See note 12 to the Consolidated Financial Statements.

At December 31, 1996, shareholders' equity totaled $28.4 million, an increase of $294,000 over year-end 1995. The primary sources of this increase was the retention of earnings.

Dividends have been increased each year since 1985, and amounted to $.54 per share in 1996 for a dividend payout ratio of 68.35%. This increase reflects the Company's policy of seeking to ensure a dividend return to its shareholders that is reflective of the Company's capital position and earnings growth.


LIQUIDITY
--------------------------------------------------------------------------------
The Company's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost-effective manner. Deposits, scheduled amortization and prepayments of loan principal, maturities of investment securities and mortgage-backed securities, borrowings, and funds provided by operations are the principal sources of funds. While loan payments and maturing investment and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

As presented in the Consolidated Statements of Cash Flows, operating activities, including net income, generally provide cash.

The primary investing activity during each period was lending. New loan originations were funded by significant principal repayments and maturities on loans and investment securities, which totaled $110.3 million in 1996, $95.6 million in 1995 and $85.9 million in 1994).

Under financing activities, cash was used in 1996 primarily to fund a net decrease in certificate of deposit accounts, while cash was provided by borrowings. In 1995 and 1994, funds were provided by net increases in certificate of deposit accounts.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Cincinnati (the "FHLB"), which provide an additional source of funds. Under these borrowing agreements, the maximum level of advances available is generally limited to

25% of the Company's Banking subsidiary's total assets; however, the FHLB may approve advances in excess of this limit based upon the Bank meeting all of its regulatory capital requirements. At December 31, 1996, the Company had $30.0 million in outstanding borrowings from the FHLB.

Currently, the Company anticipates that it will have sufficient funds to meet its existing loan commitments. At December 31, 1996, the commitments to borrowers for unused lines of credit and to originate loans totaled $75.5 million. Certificates of deposit which were scheduled to mature in one year or less at December 31, 1996 totaled $95.4 million.

As a member of the FHLB, the Company's Banking subsidiary is required to maintain specific levels of "liquid" investments. Regulations currently in effect require liquid assets of not less than 5% of net withdrawable accounts plus short-term borrowings to assure that demands for repayment of debt and withdrawals are met. This requirement may be changed from time to time to reflect current economic conditions. The Company's Banking subsidiary was in compliance with these regulations at December 31, 1996 and anticipates remaining in compliance. It is the intention of the Company's cash management efforts to keep liquidity levels within regulatory guidelines, but at minimal levels in order to maximize interest income from investing in loans versus lower yielding short-term investment securities.

In June, 1996, the Company renewed a one-year secured revolving credit facility from a third-party lender in the amount of $l.0 million. The interest rate associated with this credit facility is based on the prime rate. The Company has not drawn on this credit facility.


IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------
The consolidated financial statements and related data contained herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars. Changes in the relative purchasing power of money over time due to inflation are not recognized in the financial statements.

Unlike most industrial companies, substantially all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rate fluctuations generally have a more significant and direct impact on a financial institution's performance than do the effects of inflation. To the extent inflation affects interest rates, real estate values and other costs, the Company's lending activities are impacted. Changes in inflation may cause changes in interest rates. Significant increases in interest rates make it more difficult for potential borrowers to qualify for business and mortgage loans. As a result, the volume and related income on loan originations may be reduced. Significant decreases in interest rates may result in higher loan prepayment activity, although such conditions may enable potential borrowers to qualify for a relatively high mortgage loan balance.


FOURTH QUARTER RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
The Company's net income for the three months ended December 31, 1996 was $830,000 or $.43 per share compared with $699,000 or $.37 per share for the three months ended December 31, 1995. The 18.7% increase in 1996 compared to 1995 was due to an increase in net interest income to $3,155,000 for the three months ended December 31, 1996, compared to $2,952,000 for the three months ended December 31, 1995 resulting from an improvement in the spread between the ratio of interest-earning assets to total assets and the ratio of interest-bearing liabilities to total liabilities. In addition, noninterest income for the fourth quarter of 1996 decreased $318,000 over the fourth quarter of 1995, due mainly to the gain on the sale of the Bank's Madison
Avenue office in December 1995. Noninterest expense decreased $488,000 or 18.3% compared to the same period in 1995, principally due to an insurance recovery received in the fourth quarter of 1996.

QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------
The following is a summary of selected quarterly financial data for the periods indicated.


                                                           1996
                                      ------------------------------------------
                                       First     Second      Third        Fourth
                                      Quarter    Quarter    Quarter(1)   Quarter
                                      -------    -------    -------      -------
                                          (In thousands, except per share data)

Interest income                        $6,869     $6,694     $ 6,806      $6,923
Net interest income                     3,065      3,193       3,137       3,155
Provision for loan losses                  34         34          34         207
Noninterest income                        521        462         534         488
Noninterest expense                     2,585      2,651       4,547       2,179
Net income (loss)                         638        640        (601)        830
Net income (loss) per share            $  .34     $  .33       $(.31)     $  .43
---------------------

(1) Included in noninterest expense is a one-time, nonrecurring charge associated with the recapitalization of the Savings Association Insurance Fund ("SAIF") in the amount of $1,962. Excluding the nonrecurring SAIF assessment, earnings for the third quarter of 1996 totaled $693 or $.37 per share.

                                                            1995
                                      ------------------------------------------
                                       First     Second      Third      Fourth
                                      Quarter    Quarter     Quarter    Quarter
                                      -------    -------     -------    -------
                                         (In thousands, except per share data)

Interest income                       $5,953      $6,666      $6,873      $7,013
Net interest income                    2,787       2,817       2,754       2,952
Provision for loan losses                 31          30          30          32
Noninterest income                       478         472         448         806
Noninterest expense                    2,667       2,577       2,465       2,667
Net income                               374         453         469         699
Net income per share                  $  .20      $  .24      $  .25      $  .37


                              REPORT OF MANAGEMENT


The management of Haverfield Corporation is responsible for the preparation, content and integrity of the financial statements and related information contained in Appendix A to the Proxy Statement. The financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by management.

The management of Haverfield Corporation is also responsible for maintaining a system of internal controls designed to provide reasonable assurance as to the protection of assets and integrity of financial statements. This system of controls includes written policies and procedures including a code of conduct to foster a strong ethical climate, proper delegation of authority and organizational division of responsibility and the careful selection and training of qualified personnel. In addition, an effective internal audit function periodically tests the system of internal controls. Management believes that the system of internal controls provides reasonable assurance that financial transactions are recorded properly to permit the preparation of reliable financial statements. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

The accounting policies and system of internal controls, including the recommendation of the independent auditors, are under the general oversight of the Board of Directors, acting through the Audit Committee. The Auditor of Haverfield Corporation, who reports directly to the Audit Committee, conducts an extensive program of audits and risk asset reviews that tests the system of internal controls. The Audit Committee meets periodically with management, the independent auditors, and the internal auditors to ensure that they are carrying out their responsibilities. The Audit Committee is also responsible for performing an oversight role by reviewing and monitoring the financial, accounting and auditing procedures of Haverfield Corporation in addition to reviewing the financial reports. The independent auditors and the internal auditors have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of the internal control structure for financial reporting and any other matters which they believe should be brought to the attention of the Audit Committee.


William A. Valerian                          Richard C. Ebner
President and Chief Executive Officer        Executive Vice President, Chief
                                             Operating Officer, Chief Financial
                                             Officer and Treasurer

                         REPORT OF INDEPENDENT AUDITORS


The Shareholders and Board of Directors
Haverfield Corporation



We have audited the accompanying consolidated statements of financial condition of Haverfield Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Haverfield's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Haverfield Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
-------------------------

Cleveland, Ohio
January 28, 1997

                             HAVERFIELD CORPORATION
                 Consolidated Statements of Financial Condition
                 (Dollars in thousands, except per share data)
================================================================================


                                                                        December 31,
                                                                   -----------------------
                                                                      1996          1995
                                                                   -----------------------
ASSETS
Cash and due from banks                                             $ 5,489       $ 7,647
Due from banks - interest bearing                                       100           100
Federal funds sold                                                    2,822         4,396
Investment securities:
 Available for sale, at fair value (Amortized cost of $34,367
  in 1996 and $47,034 in 1995)                                        33,990       47,184
Mortgage-backed securities:
 Available for sale, at fair value (Amortized cost of $1,937
  in 1996 and $2,672 in 1995)                                          2,010        2,754
Loans (net of allowance for loan losses of $2,922 in 1996
 and S2,734 in 1995)                                                 293,792      283,560
Premises and equipment                                                 4,176        3,953
Accrued interest and other assets                                      4,477        4,911
                                                                    --------     --------
Total                                                               $346,856     $354,505
                                                                    ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Deposits:
  Passbook/statement accounts                                       $ 39,305     $ 45,564
  Noninterest-bearing NOW accounts                                     7,115       11,072
  Interest-bearing NOW accounts                                       17,188       13,804
  Money market fund accounts                                          62,263       53,876
  Certificates of deposit                                            153,202      193,463
                                                                    --------     --------
  Total deposits                                                     279,073      317,779
 Advances from Federal Home Loan Bank                                 30,000            -
 Advances by borrowers for taxes and insurance                         6,207        5,740
 Accrued interest and other liabilities                                3,224        2,928
                                                                    --------     --------
Total liabilities                                                    318,504      326,447
                                                                    --------     --------

Shareholders' Equity:
 Preferred stock; 1,000,000 shares authorized;
  none issued                                                              -            -
 Common stock, par value $.01 per share; 5,000,000
  shares authorized; issued: 1,915,892 shares in 1996
  and 1,894,475 shares in 1995                                            19           19
 Capital in excess of par value                                       16,510       16,353
 Retained earnings                                                    12,146       11,669
 Net unrealized appreciation
  (depreciation) in the fair value of securities
  (net of tax of $(103) in 1996 and $79 in 1995)                        (201)         153
 Common shares in treasury, at cost (9,543 shares in 1996 and
   11,790 shares in 1995)                                               (122)        (136)
                                                                    --------     --------
Total shareholders' equity                                            28,352       28,058
                                                                    --------     --------
Total                                                               $346,856     $354,505
                                                                    ========     ========


See notes to consolidated financial statements.

                             HAVERFIELD CORPORATION
                       Consolidated Statements of Income
                 (Dollars in thousands, except per share data)
================================================================================

                                              Year Ended December 31,
                                      -------------------------------------
                                         1996            1995         1994
                                         ----            ----         ----
INTEREST INCOME
Loans                                  $24,529         $23,313      $20,472
Investment securities and other          2,572           2,952        1,011
Mortgage-backed securities                 191             240          301
                                       -------         -------      -------
Total interest income                   27,292          26,505       21,784
                                       -------         -------      -------

INTEREST EXPENSE
Deposits                                13,932          15,138       10,614
Advances from Federal Home Loan Bank       810              57          213
Long-term borrowings                         -               -          230
                                       -------         -------      -------
 Total interest expense                 14,742          15,195       11,057
                                       -------         -------      -------
Net interest income                     12,550          11,310       10,727
Provision for loan losses                  309             123           97
                                       -------         -------      -------
Net interest income after
 provision for loan losses              12,241          11,187       10,630
                                       -------         -------      -------

NONINTEREST INCOME
Service fees and other charges           1,288           1,184          971
Servicing income                           454             536          634
Gain on sale of loans                        -               -           80
Other income                               263             484          475
                                       -------         -------      -------
 Total noninterest income                2,005           2,204        2,160
                                       -------         -------      -------

NONINTEREST EXPENSE
Employee compensation and benefits       3,810           3,965        4,280
Occupancy and equipment                  2,077           1,896        1,992
Advertising                                454             477          374
Insurance premiums                       2,739             761          718
Amortization of intangibles                189             827          808
Data processing fees                       350             351          346
Other expenses                           2,343           2,099        1,903
                                       -------         -------      -------
        Total noninterest expense       11,962          10,376       10,421
                                       -------         -------      -------
Income before income taxes               2,284           3,015        2,369
Provision for income taxes                 777            1020          669
                                       -------         -------      -------
Net income                             $ 1,507         $ 1,995      $ 1,700
                                       =======         =======      =======
EARNINGS PER COMMON SHARE
Primary                                $   .79         $  1.06      $  1.03
                                       =======         =======      =======
Fully diluted                          $   .79         $  1.06      $   .96
                                       =======         =======      =======



See notes to consolidated financial statements.



                             HAVERFIELD CORPORATION
                     Consolidated Statements of Cash Flows
                             (Dollars in thousands)
                                                                   Year Ended December 31,
                                                             ---------------------------------
                                                               1996        1995         1994
                                                               ----        ----         ----
OPERATING ACTIVITIES:
Net income                                                    $ 1,507    $ 1,995     $ 1,700
Adjustments to reconcile net income to net cash provided
 by operating activities:
 Provision for loan losses                                        309        123          97
 Net gain on sale of loans                                          -          -         (80)
 Net gain on sale of premises and equipment                        (1)      (309)         (3)
 Amortization of intangibles                                      189        827         808
 Depreciation                                                     721        782         803
 Amortization of deferred loan fees                              (249)      (167)       (188)
 Provision for deferred taxes                                     233        (69)       (192)
 Federal Home Loan Bank stock dividends                          (188)      (169)       (129)
 Net change in other assets and other liabilities                (415)       390      (4,374)
 Net change in accrued interest receivable and accrued
  interest payable                                                307       (981)       (405)
 Proceeds from sale of loans originated for resale                  -     23,797
 Disbursements on loans originated for resale                       -    (12,784)
 Other                                                             57       (232)       (574)
                                                             --------   --------   ---------
  Net cash provided by operating activities                     2,470      2,190       8,476
                                                             --------   --------   ---------

INVESTING ACTIVITIES:
Disbursements on loans originated                             (84,562)   (79,307)   (110,460)
Proceeds from:
 Loan repayments and maturities                                84,299     76,229      81,528
 Mortgage-backed security repayments and maturities               732        450       2,580
 Investment security calls and maturities                      26,000     19,400       4,405
 Sale of premises and equipment                                     5        464           3
 Sale of real estate owned                                        617          2         456
Purchases of:
 Loans                                                        (10,401)      (855)       (364)
 Investment securities                                        (13,097)   (54,514)     (7,375)
 Premises and equipment                                          (953)      (570)     (1,066)
Decrease in due from banks - interest bearing                     100      1,100
Decrease in federal funds sold                                  1,575      2,504      12,300
Net cash and cash equivalents received in connection with
 the acquisition of certain assets and liabilities of other
 financial institutions                                             -          -       3,832
Other                                                             254         83         165
                                                             --------   --------   ---------
        Net cash provided by (used in) investing activities     4,469    (36,014)    (12,896)
                                                             --------   --------   ---------

FINANCING ACTIVITIES:
Net increase (decrease) in passbook/statement, NOW,
 and money market fund accounts                                 1,555      5,811     (12,180)
Net increase (decrease) in certificates of deposit            (40,260)    32,698      19,329
Net increase (decrease) in mortgage escrow deposits               467       (295)         62
Proceeds from exercise of stock options                           175         16          23
Proceeds from borrowings                                       41,000          -           -
Repayments of borrowings                                      (11,000)    (2,016)       (387)
Payment of cash dividends                                      (1,030)      (975)       (858)
Purchase of treasury shares                                        (4)       (63)         (7)
                                                             --------   --------   ---------
  Net cash provided by (used in) financing activities          (9,097)    35,176       5,982
                                                             --------   --------   ---------
Net increase (decrease) in cash and due from banks             (2,158)     1,352       1,562
Cash and due from banks at beginning of year                    7,647      6.295       4,733
                                                             --------   --------   ---------
Cash and due from banks at end of year                       $  5,489   $  7,647   $   6,295
                                                             ========   ========   =========



See notes to consolidated financial statements.


                             HAVERFIELD CORPORATION
                Consolidated Statements of Shareholders' Equity
                 (Dollars in thousands, except per share data)

================================================================================


                                                                           Net
                                                   Capital             Unrealized    Borrowings
                                                     in                Appreciation     of
                                                   Excess             (Depreciation)  Employee   Common
                                                     of                 in the Fair    Stock     Shares     Total
                                          Common    Par     Retained      Value of   Ownership    in     Shareholders'
                                          Stock     Value   Earnings     Securities    Plan     Treasury    Equity
                                          -----     -----   --------     ----------    ----     --------    ------
BALANCE, JANUARY 1, 1994                 $   14    $10,097    $12,323     $ 219        $ (106)    $ (37)  $  22,510
Net income                                                      1,700                                         1,700
Issuance of 2,200 common shares upon
 exercise of stock options                              23                                                       23
Issuance of 268,157 common shares
 upon redemption of convertible
 subordinated debt                            3      3,703                                                    3,706
Net unrealized depreciation in the
 fair value of securities                                                  (283)                               (283)
Dividends paid - $.51  per share                                 (858)                                         (858)
Purchase of 2,029 treasury shares                                                                   (36)        (36)
Repayments of borrowings of ESOP                                                          106                   106
                                         ------    -------    -------     -----        ------     -----   ---------
BALANCE, DECEMBER 31, 1994                   17     13,823     13,165       (64)            -       (73)     26,868
Net income                                                      1,995                                         1,995
Issuance of 172,030 shares as a
 10% stock dividend                           2      2,514     (2,516)                                            -
Issuance of 2,310 common shares upon
 exercise of stock options                              16                                                       16
Net unrealized appreciation in the
 fair value of securities                                                   217                                 217
Dividends paid - $.52 per share                                  (975)                                         (975)
Purchase of 5,021 treasury shares                                                                   (63)        (63)
                                         ------    -------    -------     -----        ------     -----   ---------
BALANCE, DECEMBER 31, 1995                   19     16,353     11,669       153             -      (136)     28,058
Net income                                                      1,507                                         1,507
Issuance of 23,906 common shares upon
 exercise of stock options                             157                                           18         175
Net unrealized depreciation
 in the fair value of securities                                           (354)                               (354)
Dividends paid - $.54 per share                                (1,030)                                       (1,030)
Purchase of 242 treasury shares                                                                      (4)         (4)
                                         ------    -------    -------     -----        ------     -----   ---------
BALANCE, DECEMBER 31, 1996               $   19    $16,510    $12,146     $(201)       $     -    $(122)  $  28,352
                                         ======    =======    =======     =====        =======    =====   =========




See notes to consolidated financial statements.

                   HAVERFIELD CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Haverfield Corporation ("Haverfield" or the "Company") conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant policies follows:

NATURE OF OPERATIONS - Haverfield is a unitary savings and loan holding company whose principal operating subsidiary is Home Bank, F.S.B. ("Banking subsidiary" or the "Bank"). Effective February 23, 1995, the Bank changed its corporate name from "Home Federal Savings Bank, Northern Ohio" to Home Bank, F.S.B. The Company is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make loans secured by real estate, various types of consumer loans and commercial loans in its market area. The Company's principal market area consists of suburban communities of Cleveland, and the Company's business is conducted through its corporate office located in Cleveland, Ohio and ten branch offices located in Beachwood, Brooklyn, Cleveland, Euclid, Lakewood, Mayfield Village, Mentor, Rocky River, University Heights, and Westlake, Ohio. Loans and deposits are primarily generated from the areas where its banking offices are located. The Company's income is derived predominately from interest on loans and investments and, to a lesser extent, noninterest income. The Company's principal expenses are interest paid on deposits and borrowings, and normal operating costs. The Company's operations are principally in the savings industry, which constitutes a single industry segment. The Bank's subsidiaries engage in real estate development activities and investment counseling which are not material to its operations as a whole and are not significant enough to constitute a business segment.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company, the Bank, and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Certain amounts previously reported in the prior years consolidated financial statements have been reclassified to conform with the current presentation.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES - Securities are classified as either trading, available for sale or held to maturity. Securities classified as trading would be carried at estimated market value with the adjustment, if any, reflected in the statement of income. Securities classified as available for sale are also carried at estimated market value; however, the adjustment, if any, is reflected in shareholders' equity. Securities held to maturity are carried at amortized cost. Gains or losses on the sale of securities, representing the difference between net proceeds and carrying value, are recorded in noninterest income on the trade date using the specific identification method.

Loans - At the time of origination or purchase, loans are classified as held for sale or held for investment, based upon management's intent. Critical to the proper classification of, and accounting for, loans held for investment is the intent and ability to hold them to maturity. Loans held for sale are accounted for at the lower of cost or market, with any unrealized loss included in income. Loans held for investment are stated at the principal amount outstanding adjusted for amortization of premiums and accretion of discounts using the interest method. Interest is accrued as earned. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date.

A loan is classified as nonaccrual when collectability is in doubt (this is generally when the borrower is 90 days past due on contractual principal or interest payments). A loan may be considered impaired, but remain on accrual status, when the borrower demonstrates (by continuing to make payments) a willingness to keep the loan current. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
===============================================================================


Loans are returned to accrual status when, in management's judgment, the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original contractual terms).

A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, the Bank considers a loan on income-producing properties to be impaired when the debt service ratio is less than 1.0. Loans on non-income producing properties are considered impaired whenever fair value is less than book value. The Bank performs a review of all loans over $500,000 to determine if the impairment criteria have been met. If the impairment criteria have been met, a reserve is calculated. For loans which are individually not significant ($500,000 or less) and represent homogeneous populations, the Bank evaluates impairment based on the level and extent of delinquencies. Such loans include all mortgage loans secured by 14 family residential property, all consumer loans, and certain multi-family real estate loans, nonresidential real estate loans, business loans and leases. The Bank charges principal off at the earlier of (1) when a total loss of principal has been deemed to have occurred as a result of the book value exceeding the fair value or net realizable value or (2) when collection efforts have ceased.

NONPERFORMING LOANS - Loans considered to be nonperforming include nonaccrual, accruing loans delinquent 90 days or more, and restructured loans. Loans are classified as nonaccrual when, in management's judgment, the borrower no longer has the ability and intent to make periodic interest and principal payments. Loans are classified as accruing loans delinquent 90 days or more when the loan is 90 days or more past due, is fully secured, and, in management's judgment, the borrower has the ability and intent to make periodic interest and principal payments. Loans are classified as restructured when concessions are made to borrowers with respect to the principal balance, interest rate or the term due to the inability of the borrower to meet the obligation under the original terms.

LOAN FEES - Loan origination fees received for loans held for investment, net of certain direct origination costs, are deferred and amortized to interest income over the contractual life of the loan using the level yield method. Loan origination fees received for loans held for sale, net of certain direct origination costs, are deferred and recognized as an adjustment of the basis on sale of the loans. Fees received for loan commitments that are expected to be drawn, based on the Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees related to loans paid off are included in interest income in the period the loan is paid off. Amortization of net deferred fees is discontinued for loans that are deemed to be nonperforming.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established at an amount necessary to reduce the recorded balances of loans receivable to their estimated net realizable value, and is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance for loan losses is based on management's estimate of the value of the collateral, considering the current and currently anticipated future operating or sales conditions, as well as the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, and current economic conditions. Consequently, these estimates are particularly susceptible to changes that could result in a material adjustment to results of operations. Recovery of the carrying value of such loans is dependent on economic, operating, and other conditions that are beyond the control of the Company. In the opinion of management, the allowance for loan losses is recorded in accordance with generally accepted accounting principles.

REAL ESTATE OWNED - Real estate owned consists of property acquired in settlement of foreclosed loans. Real estate owned is carried at the lower of fair value less estimated costs to sell or cost. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding and maintaining the property are charged to expense. See Note 8 to the consolidated financial statements.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the useful lives of the related assets for financial reporting purposes. For tax purposes, depreciation on certain assets is computed using accelerated methods.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

INTANGIBLE ASSETS - Cost in excess of fair value of net assets acquired is being amortized to expense using the interest method over a period of three years. The amortization periods for intangible assets are continually monitored to determine if events and circumstances require such periods to be reduced.

FEDERAL INCOME TAXES - The Company and its subsidiaries file a consolidated income tax return on a calendar-year basis. Deferred income taxes reflect the temporary tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at the balance sheet date. On August 20, 1996, legislation was signed into law which repealed the percentage of taxable income method tax bad debt deduction available for thrift institutions. This repeal is effective for the Company's taxable year beginning January 1, 1996. In addition, the legislation requires the Company to include in taxable income its bad debt reserves in excess of its base year reserve over a 6-8 year period depending upon the maintenance of certain loan origination levels. The recapture amount of $1.2 million will result in payments totalling $400,000, which has previously been accrued. Since the percentage of taxable income method tax bad debt deduction and the corresponding increase in the tax bad debt reserve in excess of the base year have been treated as temporary differences pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, this change in tax law will have no effect on the Company's future consolidated statement of operations.

EARNINGS PER COMMON SHARE - Primary earnings per common share was computed using the weighted average number of common shares outstanding for the period. The weighted average shares used in the computation of primary earnings per common share was 1,901,094 shares, 1,883,795 shares, and 1,662,019 shares during the years ended December 31, 1996, 1995 and 1994, respectively.

Fully diluted earnings per common share was computed giving appropriate consideration to the dilutive effect of stock options and, for 1994, shares issuable upon conversion of the 6.50% Convertible Subordinated Debentures. In computing fully diluted earnings per common share for 1994, net income has been adjusted to eliminate interest expense associated with the debentures, net of estimated income taxes.

CONSOLIDATED STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks. Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $685,000 and $658,000 at December 31, 1996 and 1995, respectively.

Income tax payments of $1,100,000, 1,000,000 and $1,050,000 were made in 1996,
1995 and 1994, respectively. Interest paid on deposits and other borrowings totaled $14,665,000, $15,270,000 and $11,211,000 in 1996, 1995 and 1994,
respectively. There were no mortgage loans exchanged for mortgage-backed securities in 1996, 1995 or 1994. There were no transfers from loans to real estate owned in 1996. Transfers from loans to real estate owned for 1995 and
1994) were $168,000 and $750,000, respectively. There were no loans made to finance the sale of real estate owned during 1996 or 1995. Loans made to finance the sale of real estate owned for 1994 totaled $388,000.

NEW ACCOUNTING STANDARDS - The Company maintains compensation plans which provide for grants of stock options to officers. The Company currently follows Accounting Principles Board Opinion No.25 ("Opinion 25"), Accounting for Stock Issued to Employees in accounting for its plans. In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 entitled Accounting for Stock-Based Compensation which encourages, but does not require, companies to use a fair value based method of accounting for stock-based employee compensation plans. Under this method, compensation cost is measured as of the date stock awards are granted based on the fair value rather than the intrinsic value of the award, and such cost is recognized over the service period, which is usually the vesting period. The Company has elected to continue using the intrinsic value based method under Opinion 25. Pro forma disclosures of net income, as if the fair value based method had been applied, have been included in Note 14.

In June 1996, the FASB issued SFAS No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================

assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and will be applied prospectively. The FASB has issued SFAS No. 127 that defers the effective date of certain provisions of SFAS 125 related to secured borrowings and collateral, repurchase agreements, dollar-rolls, securities lending, and similar transactions until after December 31, 1997. Management intends to adopt these statements when they become effective. The impact of adopting these statements on the financial condition and results of operations of the Company is not expected to be significant.


2. INVESTMENT SECURITIES
Amortized cost, estimated market values and weighted average end-of-period yields of investment securities by contractual maturity are summarized as follows:


                                                             December 31,
                                    ----------------------------------------------------------------
                                                  1996                             1995
                                    ------------------------------   -------------------------------
                                    Amortized     Market             Amortized     Market
                                       Cost       Value      Yield    Cost         Value      Yield
                                    ------------------------------   -------------------------------
                                                         (Dollars in thousands)
U.S. Government obligations:
 Due in 1 year or less                $ 2,497    $ 2,499     5.82%     $ 2,000    $ 2,016     5.81%
 Due after 1 year through 5 years       9,490      9,411     6.68%      23,977     24,055     6.81%
 Due after 5 years through 10 years    19,479     19,180     6.93%      18,443     18,499     6.97%
                                       ------     ------                ------     ------
Total                                  31,466     31,090     6.76%      44,420     44,570     6.83%
                                       ------     ------                ------     ------

Marketable equity securities              100         99     6.38%           -          -        -
Federal Home Loan Bank stock            2,801      2,801     7.00%       2,614      2,614     7.00%
                                       ------     ------                ------     ------
Total                                 $34,367    $33,990     6.78%     $47,034    $47,184     6.84%
                                       ======     ======                ======     ======

All investment securities are classified as available for sale at December 31, 1996 and 1995. There were no sales of investment securities in 1996, 1995 or 1994. There were no obligations or investments of any one issuer, other than the federal government or an agency of the federal government, with an aggregate carrying value in excess of 10% of the Company's shareholders' equity at December 31, 1996. The Company's Banking subsidiary, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the Federal Home Loan Bank. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have a market value which is equal to the price at which it may be resold to the Federal Home Loan Bank. The Company's Banking subsidiary is contractually prohibited from disposing of the stock in any other manner. The Federal Home Loan Bank stock does not have a contractual maturity.

At December 31, 1996, investment securities totaling $2.0 million were pledged as collateral for deposits, and investment securities totaling $1.5 million were pledged as collateral for a revolving credit facility extended to the Company by a third-party lender. The Federal Home Loan Bank stock was pledged as collateral for the advances from the Federal Home Bank of Cincinnati.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


Gross unrealized gains and losses are summarized as follows:


                                              December 31,
                             -------------------------------------------------
                                      1996                      1995
                             -----------------------   -----------------------
                                Gross       Gross         Gross       Gross
                             Unrealized   Unrealized   Unrealized   Unrealized
                                Gains       Losses        Gains       Losses
                             -----------------------   -----------------------
                                               (In thousands)

U.S. Government obligations       $2         $378          $175         $25
Marketable equity securities       -            1             -           -
Federal Home Loan Bank stock       -            -             -           -
                                  --         ----          ----         ---
Total                             $2         $379          $175         $25
                                  ==         ====          ====         ===


3. MORTGAGE-BACKED SECURITIES
Loans may be exchanged for mortgage-backed securities guaranteed by government agencies. Although long-term and fixed-rate in nature, mortgage-backed securities are more liquid than real estate loans since a large and active secondary market exists. Mortgage-backed securities are generally subject to the risk that mortgages collateralizing the securities may prepay more rapidly or more slowly than expected, thereby affecting the yield of the securities and future cash flows. There were no mortgage loans exchanged for mortgage-backed securities in 1996, 1995 or 1994. At December 31, 1996, and 1995, all mortgage-backed securities are classified as available for sale. There were no sales of mortgage-backed securities in 1996, 1995 or 1994.

Amortized cost, estimated market values and weighted average end-of-period yields of mortgage-backed securities by contractual maturity are summarized as follows:



                                                             December 31,
                                    ----------------------------------------------------------------
                                                  1996                             1995
                                    ------------------------------   -------------------------------
                                    Amortized     Market             Amortized     Market
                                       Cost       Value      Yield    Cost         Value      Yield
                                    ------------------------------   -------------------------------
                                                         (Dollars in thousands)
Pass-through certificates:
 Federal Home Loan Mortgage Corporation:
  Due after 5 years through 10 years  $    10    $    10     7.50%     $    14    $    14     7.50%
  Due after 10 years                    1,751      1,822     8.60%       2,085      2,168     8.62%
                                       ------     ------                ------     ------
 Total                                  1,761      1,832     8.59%       2,099      2,182     8.61%
                                       ------     ------                ------     ------

Government National Mortgage Association:
 Due after 1 year through 5 years           -          -        -            1          1     8.35%
 Due after 5 years through 10 years       176        178     9.02%         250        249     9.20%
                                       ------     ------                ------     ------
Total                                     176        178     9.02%         251        250     9.20%
                                       ------     ------                ------     ------

Collateralized mortgage obligations:
  Due in 1 year or less                     -          -        -          201        201     5.47%
  Due after l0 years                        -          -        -          121        121     5.68%
                                       ------     ------                ------     ------
 Total                                      -          -        -          322        322     5.55%
                                       ------     ------                ------     ------
Total                                  $1,937     $2,010     8.63%      $2,672     $2,754     8.30%
                                       ======     ======                ======     ======


                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


Gross unrealized gains and losses are summarized as follows:

                                              December 31,
                             -------------------------------------------------
                                      1996                      1995
                             -----------------------   -----------------------
                                Gross       Gross         Gross       Gross
                             Unrealized   Unrealized   Unrealized   Unrealized
                                Gains       Losses        Gains       Losses
                             -----------------------   -----------------------
                                               (In thousands)

Pass-through certificates:
 Federal Home Loan Mortgage
  Corporation                    $71          $ -           $83         $ -
 Government National Mortgage
  Association                      2            -             -           1
                                 ---          ---           ---          --
Total                            $73          $ -           $83          $1
                                 ===          ===           ===          ==


At December 31, 1996, mortgage-backed securities totaling $841,000 were pledged as collateral for public funds on deposit with the Company's Banking subsidiary.


4. LOANS
The composition of the loan portfolio is as follows:

                                                       December 31,
                                                  --------------------
                                                  1996            1995
                                                  ----            ----
                                                      (In thousands)
Real estate - mortgage                          $239,302        $238,181
Real estate - construction                         4,272           1,616
Land                                               3,682           4,461
Business loans                                     6,720           4,758
Consumer and other loans                          45,028          40,055
                                                --------        --------
                                                 299,004         289,071
LESS:
Undisbursed portion of loans in process           (1,293)         (1,711)
Unearned income on consumer loans                     (6)            (18)
Amount due other financial institutions
 relating to wrap-around mortgage loans             (114)           (145)
Net deferred loan fees                              (877)           (903)
Allowance for loan losses                         (2,922)         (2,734)
                                                --------        --------
                                                $293,792        $283,560
                                                ========        ========


The loan portfolio is comprised primarily of residential and, to a lesser extent, commercial real estate loans granted to customers residing in northeastern Ohio. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region. Real estate loans to one borrower cannot exceed 15% of unimpaired capital and surplus. This 15% limitation results in a dollar limitation of approximately $4.0 million at December 31, 1996. The Company's Banking subsidiary is in compliance with this regulation.

At December 31, 1996 and 1995, no real estate loans were held for sale.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


Commercial real estate loans totaled $33.2 million and $30.7 million at December 31, 1996 and 1995, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. All real estate collateralizing the commercial real estate loans is located in Ohio. The following table presents information as to the number and type of commercial real estate loans in the loan portfolio.

                                    December 31, 1996      December 31, 1995
                                   -------------------    -------------------
                                   Number     Principal   Number     Principal
Security Type                      of Loans   Balance     of Loans   Balance
-------------                      --------   -------     --------   -------
                                           (Dollars in thousands)

Combination retail/residential        103     $14,818        122     $17,522
Stores and/or shopping centers          9       3,650          8       3,319
Office                                 14      10,379          9       5,980
Warehouse                               2       1,014          3       1,907
Church                                  2         594          3         666
Other                                   8       2,789          6       1,342
                                      ---     -------        ---     -------
                                      138     $33,244        151     $30,736
                                      ===     =======        ===     =======

The Company's Banking subsidiary's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the regulatory capital standards. At December 31, 1996, the Company estimates that it would be permitted under this limitation to add an additional $62.9 million of commercial real estate loans to its existing portfolio.

Both adjustable and fixed interest rate loans are originated. The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to the weekly U.S. Treasury constant maturity index. The composition of these loans was as follows:

              Fixed Rate                          Adjustable Rate
--------------------------------------   ------------------------------------
                         Book Value      Term to Rate             Book Value
Term to Maturity      at December 31,    Adjustment            at December 31,
----------------      ---------------    ----------            ---------------
                      1996       1995                          1996       1995
                      ----       ----                          ----       ----
                      (In thousands)                            (In thousands)

1 mo. - 1 yr.      $   887   $    43     1 mo. - 1 yr.     $154,558   $181,976
1 yr. - 2 yr.          181        55     1 yr. - 2 yr.       24,654     14,366
2 yr. - 3 yr.          210       177     2 yr. - 3 yr.       36,861     23,621
3 yr. - 5 yr.        1,712     1,171     3 yr. - 5 yr.        8,930      6,845
5 yr. - 10 yr.      24,524    24,619
10 yr. - 20 yr.     16,729    12,461
Over 20 years       29,758    23,737
                   -------   -------                       --------   --------
                   $74,001   $62,263                       $225,003   $226,808
                   =======   =======                       ========   ========

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


Commitments to purchase or sell loans are summarized below:



                                                       December 31,
                                                  --------------------
                                                  1996            1995
                                                  ----            ----
                                                      (In thousands)
Commitments to sell loans                          $ -             $ -
Commitments to purchase loans                      411             357


Substantially all commitments disclosed in the table above are for fixed rate loans.

In the ordinary course of business, the Company's Banking subsidiary has granted loans to directors and executive officers, and to their associates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons except that certain persons receive a reduction in the interest rate for loans granted prior to August 9, 1989. The Company's Banking subsidiary also grants mortgage loans to non-executive officers and employees at rates based on a designated index. Of the 1996 and 1995 loans outstanding, none were nonperforming. A summary of the aggregate activity related to loans to directors and executive officers is shown below:

Balance at January 1, 1996             $2,431,000
Additions                                 804,000
Repayments                                916,000
                                       ----------
Balance at December 31, 1996           $2,319,000
                                       ==========


5. LOANS SERVICED FOR OTHERS
At December 31, 1996, 1995 and 1994, loans serviced for others amounted to $132.7 million, $139.5 million and $162.0 million, respectively. The majority of these loans are serviced for the Federal National Mortgage Association. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, borrowers' escrow balances of $2,354,000, $2,215,000 and $2,428,000 were held at December 31,
1996, 1995 and 1994, respectively.


6. ALLOWANCE FOR LOAN LOSSES
Changes in the allowance for loan losses were as follows:

                                               Year Ended December 31,
                                             --------------------------
                                               1996      1995      1994
                                               ----      ----      ----
                                                    (In thousands)
Beginning balance                            $2,734    $2,665    $2,612
Provision for loan losses                       309       123        97
Loans charged off:
 Mortgage loans                                  (1)       (8)       (4)
 Business loans                                 (16)        -         -
 Consumer loans                                (128)      (52)      (40)
Recoveries:
 Mortgage loans                                   5         -         -
 Consumer loans                                  19         6         -
                                             ------    ------    ------
Ending balance                               $2,922    $2,734    $2,665
                                             ======    ======    ======

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


Impaired loans at December 31, 1996 totaled $4,391,000 and was comprised of $3,391,000 in loans with no related allowances and $1,045,000 of loans gross of related allowances of $45,000. Impaired loans at December 31, 1995 totaled $3,107,000 and was comprised of $2,099,000 in loans with no related allowances and $1,088,000 of loans gross of related allowances of $80,000. The average recorded investment in impaired loans during 1996, 1995, and 1994 was $3,749,000, $4,481,000, and $4,641,000, respectively, while interest income recognized on impaired loans during those periods was approximately $357,000, $435,000 and $394,000, respectively.


7. PREMISES AND EQUIPMENT
The composition of premises and equipment is as follows:


                                                       December 31,
                                                  --------------------
                                                  1996            1995
                                                  ----            ----
                                                      (In thousands)
Land and improvements                           $  673          $  669
Buildings and improvements                       1,704           1,658
Furniture and fixtures                           4,749           5,023
Leasehold improvements                           1,892           1,799
                                                ------          ------
                                                 9,018           9,149
Accumulated depreciation and amortization        4,842           5,196
                                                ------          ------
                                                $4,176          $3,953
                                                ======          ======

In May, 1995, the Company's Banking subsidiary entered into a sale agreement on its Madison office. The sale of the office was consummated in December, 1995, and resulted in an after-tax gain of $204,000.

At December 31, 1996, the Company's Banking subsidiary was obligated under a number of noncancelable leases for land and buildings. Minimum future rental commitments under these lease agreements at December 31, 1996 are as follows:
$579,000 in 1997, $562,000 in 1998, $535,000 in 1999, $531,000 in 2000, $493,000
in 2001 and 4.1 million for years after 2001. Most of the operating leases permit renewal of the leases at rentals specified by the lease agreements. Rental expense under all leases aggregated $664,000 in 1996, $617,000 in 1995 and $569,000 in 1994.


8. ACCRUED INTEREST AND OTHER
Accrued interest receivable and other assets consists of the following:


                                                       December 31,
                                                  --------------------
                                                  1996            1995
                                                  ----            ----
                                                      (In thousands)
Accrued interest receivable                     $2,372          $2,602
Purchased mortgage servicing rights                191               -
Real estate owned                                    -             737
Cost in excess of fair value of net assets
 acquired                                           21             166
Other assets                                     1,893           1,406
                                                ------          ------
                                                $4,477          $4,911
                                                ======          ======


Purchased mortgage servicing rights represent the cost of purchasing rights to service loans. All such recorded rights relate to residential mortgage loans. Servicing rights are presented net of accumulated amortization, which is recorded in proportion to, and over the period of, net servicing income. Servicing income is partially offset by this am-

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


ortization expense. The carrying value of purchased mortgage servicing rights is periodically evaluated to determine that it is not greater than fair value. An allowance is established in the event the recorded value exceeds the fair value of the rights. No such allowance was required at December 31, 1996.

The balance of the allowance for losses on real estate owned was $57,000 and $109,000 at December 31, 1996 and 1995, respectively. The provision for loss on real estate owned was $80,000, $51,000 and $1,000 for 1996, 1995 and 1994,
respectively.


Accrued interest payable and other liabilities consists of the following:


                                          December 31,
                                         --------------
                                          1996     1995
                                         ------  ------
                                          (In thousands)

Accrued interest payable                  $ 753   $ 676
Collections on loans serviced               376     465
Other liabilities                         2,095   1,787
                                         ------  ------
                                         $3,224  $2,928
                                         ======  ======



9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
In the ordinary course of business, various commitments and contingent liabilities arise, including commitments to originate real estate loans and commitments to extend credit. Commitments to borrowers to originate loans and for unused lines of credit are summarized below:

                                          December 31,
                                        ----------------
                                          1996    1995
                                         (In thousands)
Commitments to originate:
  Fixed rate loans                      $ 3,415  $  856
  Variable rate loans                     1,367   2,765
Unused lines of credit                   70,712  57,134


Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon the credit extension, is based on management's credit evaluation of the counter-party. The commitment amount represents the amount of credit risk, however, the Company generally extends credit on a secured basis. Collateral held usually includes residential and commercial real estate.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


10. DEPOSITS
The following table as of December 3l, 1996 presents, by various rate categories, the amounts of certificates of deposit maturing during the periods indicated:


                          Accounts Maturing in the Twelve Months Ended December 31,
                          ---------------------------------------------------------
                                                                      2002 &
                      1997    1998      1999      2000     2001       Later      Total
                      ----    ----      ----      ----     ----       -----      -----
                                           (Dollars in thousands)

1.001 to 2.000%    $     -  $     -    $    -   $     -   $     -    $ 2,551   $  2,551
2.001 to 3.000%        133        -         -         -         -          -        133
3.001 to 4.000%      4,617      501         -         -         -          -      5,118
4.001 to 5.000%     31,494      879       638        43         1        104     33,159
5.001 to 6.000%     39,289    7,002     3,279     2,356       206      1,020     53,152
6.001 to 7.000%     17,915    3,496     1,902     1,032       110        464     24,919
7.001 to 8.000%      1,882   18,364     3,068     5,704       599      2,238     31,855
8.001 to 9.000%         29      583       539       340         -          -      1,491
9.001 to 10.000%         4      415       339         -         -          -        758
10.001 to 11.000%       31        -         -         -         -          -         31
11.001 and over          -        -         -         9         9         17         35
                   -------  -------    ------   -------   -------    -------  ---------
                   $95,394  $31,240    $9,765   $ 9,484   $   925    $ 6,394  $ 153,202
                   =======  =======    ======   =======   =======    =======  =========


Deposits are obtained primarily from persons who are residents of Ohio, particularly the Cleveland area. The Company does not advertise for deposits outside of Ohio, and management believes that an insignificant amount of the deposits are from non-residents of Ohio at December 31, 1996.


11. ADVANCES FROM FEDERAL HOME LOAN BANK
Advances from the Federal Home Loan Bank of Cincinnati (the "FHLB") at December 31, 1996 consist of:

Maturity Date            Balance          Rate
-------------            -------          ----
                     (In thousands)
June 20, 1997           $ 2,000           5.55%
September 23, 1997        2,000           5.65%
June 23, 1998             1,500           6.45%
July 2, 1998              4,000           5.75%
July 15, 1998             4,000           5.75%
July 17, 1998             4,000           5.75%
July 24, 1998             4,000           5.75%
August 23, 1998           2,000           5.75%
September 23, 1998        5,000           5.75%
September 23, 1998        1,500           6.55%
                        -------
                        $30,000
                        =======

No advances were outstanding from the FHLB at December 31, 1995. At December 31, 1994, a $2 million advance with an interest rate of 10.30% and a maturity date of June 26, 1995 was outstanding. This advance was repaid, including a prepayment penalty of $16,000 on April 4, 1995. The Bank has pledged qualifying collateral, primarily mortgage loans, with a market value of at least 150% of the amount of the advances.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


12. REGULATORY CAPITAL
The Company's Banking subsidiary is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The regulations require the the Company's Banking subsidiary to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company's Banking subsidiary to maintain minimum amounts and ratios (set forth in the tables below) of tangible, core and total risk-based capital. Prompt Corrective Action regulations require specific supervisory actions as capital levels decrease.

As of December 31, 1996, the most recent notification from the Office of Thrift Supervision categorized the Company's Banking subsidiary as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, the Company's Banking subsidiary must maintain minimum total risked-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the tables below. There are no conditions or events since that notification that have changed the Bank's category.


                                                            As of December 31, 1996
                                                ---------------------------------------------------
                                                                                     To Be Well
                                                                                  Capitalized Under
                                                                  For Capital     Prompt Corrective
                                                    Actual     Adequacy Purposes  Action Provisions
                                                    ------     -----------------  -----------------
                                                Amount  Ratio    Amount  Ratio     Amount   Ratio
                                                ------  -----    ------  -----     ------   -----
                                                             (Dollars in thousands)
Total capital (to risk-weighted assets)        $26,888  11.04%   $19,483  8.00%    $24,354  10.00%
Tier 1 capital (to risk-weighted assets)        24,030   9.87%         -     -      14,612   6.00%
Tier I capital (to adjusted tangible assets)    24,030   6.95%    10,377  3.00%     17,296   5.00%
Tangible capital (to tangible assets)           24,030   6.95%     5,189  1.50%          -      -


                                                            As of December 3l, 1995
                                               ----------------------------------------------------
                                                                                      To Be Well
                                                                                  Capitalized Under
                                                                  For Capital     Prompt Corrective
                                                    Actual     Adequacy Purposes  Action Provisions
                                                    ------     -----------------  -----------------
                                                Amount  Ratio    Amount  Ratio      Amount  Ratio
                                                ------  -----    ------  -----      ------  -----
                                                             (Dollars in thousands)
Total capital (to risk-weighted assets)        $26,122  11.39%   $18,345  8.00%    $22,931 10.00%
Tier 1 capital (to risk-weighted assets)        23,496  10.25%         -     -      13,759  6.00%
Tier 1 capital (to adjusted tangible assets)    23,496   6.66%    10,591  3.00%     17,660  5.00%
Tangible capital (to tangible assets)           23,496   6.66%     5,296  1.50%          -     -

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


Management believes, as of December 31, 1996, that the Bank meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the local economy of northeastern Ohio where the Company has most of its loans, could adversely affect future earnings and, consequently, the Bank's ability to meet its future capital requirements.


13. FEDERAL INCOME TAXES
The provision for income taxes consists of the following components:

                                                 Year Ended December 31,
                                        --------------------------------------
                                         1996            1995             1994
                                         ----            ----             ----
                                                    (In thousands)
Current income taxes                   $   544         $ 1,089          $   861
Deferred income taxes                      233             (69)            (192)
                                       -------         -------          -------
                                       $   777         $ 1,020          $   669
                                       =======         =======          =======


A reconciliation from the statutory income tax rate to the effective consolidated income tax rate is as follows:

                                                       Year Ended December 31,
                                                    ----------------------------
                                                    1996        1995        1994
                                                    ----        ----        ----
Federal income tax rate                             35.0%       35.0%       35.0%
Increase (decrease) resulting from:
 Benefit of graduated rates                         (1.0)       (1.0)       (1.0)
 IRS examination                                       -           -        (6.1)
 Other                                                .3         (.2)         .3
                                                    ----        ----        ----
Effective consolidated income tax rate              34.3%       33.8%       28.2%
                                                    ====        ====        ====

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


The lower effective income tax rate in 1994 resulted from receipt of a favorable "no change" letter from the Internal Revenue Service regarding the 1991 tax year, which allowed the Company to reduce its tax liabilities for certain estimated contingent items. Significant components of the deferred tax assets and liabilities are as follows:


                                                             December 31,
                                                  ----------------------------------
                                                    1996         1995         1994
                                                    ----         ----         ----
                                                             (In thousands)
Deferred tax assets:
 Book loss reserves                               $(1,013)     $(1,076)     $(1,036)
 Deferred loan fees                                  (298)        (307)        (268)
 Reserve for uncollected interest                     (33)         (76)         (58)
 Excess servicing fees                                (78)         (81)        (144)
 Mark-to-market accounting                           (103)          --          (33)
 Other                                               (160)         (67)         (20)
                                                  -------      -------      -------
  Total deferred tax assets                        (1,685)      (1,607)      (1,559)
                                                  -------      -------      -------

Deferred tax liabilities:
 FHLB stock dividend                                  403          339          282
 Tax bad debt reserves                                418          429          338
 Mark-to-market accounting                             --           79           --
 Difference between book and tax depreciation           2           27           19
 Purchase accounting                                   46           19          182
 Other                                                153           --           --
                                                  -------      -------      -------
  Total deferred tax liabilities                    1,022          893          821
                                                  -------      -------      -------
Net deferred tax liability (asset)                $  (663)     $  (714)     $  (738)
                                                  =======      =======      =======




14.     MANAGEMENT OPTION PLAN
The Company's stock option plan is administered by the Compensation Committee of the Board of Directors, which is given absolute discretion under the Company's stock option plan to select certain officers to whom rights will be granted, and to determine the number of rights to be granted to each. Two kinds of rights are contained in the Company's stock option plan and are available for grant: incentive stock options and nonqualified compensatory stock options. No compensatory stock options have been granted. A summary of incentive stock option transactions is as follows:

                     Stock Options    Option Price
                     -------------    ------------
January 1, 1994          67,177     $ 6.612-15.227
 Granted                  5,797             14.318
 Exercised               (2,420)      7.851-11.157
 Lapsed or cancelled     (1,100)            15.227
                         ------     --------------
December 31, 1994        69,454       6.612-14.545
 Granted                 19,000             13.875
 Exercised               (2,420)             6.612
                         ------     --------------
December 31, 1995        86,034       6.612-14.545
 Granted                 20,718      18.000-19.250
 Exercised              (23,906)      6.612-14.545
                         ------     --------------
December 31, 1996        82,846     $ 6.818-19.250
                         ======     ==============

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


The 1985 Stock Option Plan terminated on July 23, 1995; however, 44,128 stock options remain outstanding. The 1995 Stock Option Plan has 164,000 shares of authorized but unissued common stock reserved for future issuance pursuant to the exercise of stock options, subject to modification or adjustment to reflect changes in the capitalization of the Company as, for example, in the case of a merger, reorganization, or stock split. The exercise price of options granted may not be less than the fair market value of the common stock at the date of grant.

The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans (as described in SFAS No. 123) had been utilized:

                                Year Ended December 31,
                                -----------------------
                                 1996           1995
                                 ----           ----
                         (In thousands, except per share data)
As Reported:
 Net income                   $   1,507      $   1,995
 Earnings per common share          .79           1.06
Proforma:
 Net income                       1,418          1,940
 Earnings per common share          .75           1.03

The fair value of the 1996 and 1995 option grants were estimated using the Black Scholes Options Pricing Method using the following assumptions: Volatility of 4O% for both years, dividend yield of 2.81% and 3.50%, risk-free interest rate of 5.87% and 6.49%, and an expected life of 9 for both years. The fair value of options granted during 1996 and 1995 was $135,000 and $83,000, respectively. The weighted average remaining contractual life of options outstanding at December 31, 1996 was 6.5 years.


15. EMPLOYEE STOCK OWNERSHIP PLAN
Contributions to the employee stock ownership plan ("ESOP") by the Company are made at the discretion of the Company. For the years ended December 31, 1996, 1995 and 1994, contributions in the amount of $31,000, $18,000, and $91,000, respectively, were expensed as costs of the ESOP.

At December 31, 1996, the ESOP held approximately 7.3% of the total outstanding shares of the Company.


16. FAIR VALUES OF FINANCIAL INSTRUMENTS
The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, and risk characteristics of various financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and short-term investments, accrued interest receivable, advances by borrowers for taxes and insurance, and other liabilities. The carrying amounts reported in the consolidated statement of financial condition are a reasonable estimate of fair value.

Investment securities and mortgage-backed securities - Fair values for securities are based on quoted market prices or dealer quotes. If quoted market prices are not available, fair value is estimated using quoted market prices for securities with similar coupons, maturities and credit ratings.

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


Loans held for investment - The fair value is based on the estimated future cash flows, discounted at current market rates for similar loans.

Time deposits - The fair value is estimated using current market rates for certificate of deposits of similar remaining maturities.

Other deposits - The fair values disclosed for deposit liabilities with no stated maturity, including passbook/statement accounts, NOW accounts and money market fund accounts, are the amounts payable on demand at year-end, which is their carrying amounts.

Advances from Federal Home Loan Bank - The fair value is estimated by discounting the future cash flows at the rate currently available on borrowings with similar characteristics.

Off-balance sheet financial instruments - The fair value of the off-balance sheet financial instruments, including commitments to originate loans, is considered to be equivalent to the value of the current fees charged to enter into the commitments. At December 31, 1996 and 1995, those fees were approximately $44,000, and $33,000, respectively.

The following table presents the estimated fair values of the Company's financial instruments:

                                                                    December 31,
                                                  ------------------------------------------------
                                                            1996                     1995
                                                  ---------------------     ----------------------
                                                  Carrying                  Carrying
                                                   Amount     Fair Value     Amount     Fair Value
                                                   ------     ----------     ------     ----------
                                                                   (In thousands)
Financial assets:
 Cash and short-term investments                  $  8,411     $  8,411     $ 12,143     $ 12,143
 Investment securities                              33,990       33,990       47,184       47,184
 Mortgage-backed securities                          2,010        2,010        2,754        2,754
 Loans held for investment                         293,792      294,135      283,560      284,782
 Accrued interest receivable                         2,372        2,372        2,602        2,602


Financial liabilities:
 Time deposits                                     153,202      154,001      193,463      194,737
 Other deposits                                    125,871      125,871      124,316      124,316
 Advances from Federal Home Loan Bank               30,000       30,133            -            -
 Advances by borrowers for taxes and insurance       6,207        6,207        5,740        5,740
 Other liabilities                                   1,129        1,129        1,141        1,141

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


17. HAVERFIELD CORPORATION (Parent Company Only)

                       STATEMENTS OF FINANCIAL CONDITION

                                                                                    December 31,
                                                                                 ------------------
                                                                                 1996          1995
                                                                                 ----          ----
                                                                    (Dollars in thousands, except per share data)
ASSETS:
Cash and cash equivalents                                                      $  3,554      $  3,197
Investment securities, at fair value (Amortized cost
 of $1,497 in 1996 and $1,493 in 1995)                                            1,498         1,514
Investment in Home Bank, F.S.B                                                   23,869        23,802
Other assets                                                                         15            15
                                                                               --------      --------
                                                                               $ 28,936      $ 28,528
                                                                               ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Other liabilities                                                              $    584      $    470
Preferred stock; 1,000,000 shares authorized; none issued                             -             -
Common stock, par value $.01 per share; 5,000,000 shares authorized;
 issued: 1,915,892 shares in 1996 and 1,894,475 shares in 1995                       19            19
Capital in excess of par value                                                   16,510        16,353
Retained earnings                                                                12,146        11,669
Net unrealized appreciation (depreciation) in the fair value of securities
 (net of tax of $(103) in 1996 and $79 in 1995)                                     (201)         153
Common shares in treasury, at cost (9,543 shares in 1996
and 11,790 shares in 1995)                                                         (122)         (136)
                                                                               --------      --------
                                                                               $ 28,936      $ 28,528
                                                                               ========      ========

                              STATEMENTS OF INCOME

                                                        Year Ended December 31,
                                                     ----------------------------
                                                      1996       1995        1994
                                                      ----       ----        ----
                                                             (In thousands)
INCOME:
Dividends from subsidiary                            $1,400     $1,400     $1,550
Interest on investment securities                        90         56         42
                                                     ------     ------     ------
Total income                                          1,490      1,456      1,592
                                                     ------     ------     ------

EXPENSE:
Interest on long-term borrowings                          -          -        230
Employee compensation and benefits                       31         18         91
Advertising                                              93         53         46
Other expenses                                          267        257        328
                                                     ------     ------     ------
Total expense                                           391        328        695
                                                     ------     ------     ------
Income before income taxes                            1,099      1,128        897
Provision for income taxes                                -          -          -
                                                     ------     ------     ------
Income before equity in undistributed net income
 of subsidiary                                        1,099      1,128        897
Equity in undistributed net income of subsidiary        408        867        803
                                                     ------     ------     ------
Net income                                           $1,507     $1,995     $1,700
                                                     ======     ======     ======

                    HAVERFIELD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
================================================================================


                            STATEMENTS OF CASH FLOWS

                                                              Year Ended December 31,
                                                             -------------------------
                                                             1996      1995       1994
                                                             ----      ----       ----
                                                                   (In thousands)
OPERATING ACTIVITIES:
Net income                                                  $1,507    $1,995     $1,700
Adjustments to reconcile net income to net cash provided
 by operating activities:
Equity in undistributed net earnings of subsidiary            (408)     (867)      (803)
Net change in other assets and other liabilities               104       133         32
Other operating flows                                           13       (14)       (63)
                                                            ------    ------     ------
  Net cash provided by operating activities                  1,216     1,247        866
                                                            ------    ------     ------

INVESTING ACTIVITIES:
Purchases of investment securities                               -    (1,492)         -
Maturities of investment securities                              -     1,000          -
Proceeds from ESOP loan repayments                               -         -         30
                                                            ------    ------     ------
  Net cash provided by (used in) investing activities            -      (492)        30
                                                            ------    ------     ------

FINANCING ACTIVITIES:
Proceeds from exercise of stock options                        175        16         23
Repayments of borrowings                                         -         -       (387)
Payment of cash dividends
Purchase of treasury shares                                 (1,030)     (975)      (858)
                                                                (4)      (63)        (7)
                                                            ------    ------     ------
  Net cash used in financing activities                       (859)   (1,022)    (1,229)
                                                            ------    ------     ------
Increase (decrease) in cash and cash equivalents               357      (267)      (333)
Cash and cash equivalents at beginning of year               3,197     3,464      3,797
                                                            ------    ------     ------
Cash and cash equivalents at end of year                    $3,554    $3,197     $3,464
                                                            ======    ======     ======



18. SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT
On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund ("SAIF") in a section entitled the Deposit Insurance Funds Act of 1996. The Act included a provision whereby all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pretax charge of $2.0 million ($1.3 million after tax), which represented 65.7 basis points of the March 31, 1995 assessable deposits. This charge was recorded upon enactment on September 30, 1996, and later paid on November 27, 1996. The deposit insurance rate that had been in effect prior to this recapitalization has been reduced to 6.5 basis points of insured deposits.